EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

dated as of August 3, 2015

among

COWEN FINANCE HOLDINGS LLC, COWEN STRUCTURED HOLDINGS LLC,
RCG LV PEARL, LLC and RAMIUS LLC,
as Borrowers

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

SUNTRUST BANK,
as Administrative Agent and Swingline Lender

SUNTRUST ROBINSON HUMPHREY, INC.,
as Sole Lead Arranger and Sole Book Runner

TABLE OF CONTENTS
Page
ARTICLE I.

DEFINITIONS; CONSTRUCTION    1

Section 1.1.	Definitions 1

Section 1.2.	Classifications of Loans and Borrowings 26

Section 1.3.	Accounting Terms and Determination 27

Section 1.4.	Terms Generally 27
ARTICLE II.

AMOUNT AND TERMS OF THE COMMITMENTS    27

Section 2.1.	General Description of Facilities 27

Section 2.2.	Revolving Loans 28

Section 2.3.	Procedure for Revolving Borrowings 28

Section 2.4.	Swingline Commitment 28

Section 2.5.	[Reserved] 29

Section 2.6.	Funding of Borrowings 29

Section 2.7.	Interest Elections 30

Section 2.8.	Optional Reduction and Termination of Commitments 31

Section 2.9.	Repayment of Loans 31

Section 2.10.	Evidence of Indebtedness 31

Section 2.11.	Optional Prepayments 32

Section 2.12.	Mandatory Prepayments 32

Section 2.13.	Interest on Loans 33

Section 2.14.	Fees 33

Section 2.15.	Computation of Interest and Fees 34

Section 2.16.	Inability to Determine Interest Rates 34

Section 2.17.	Illegality 35

Section 2.18.	Increased Costs 35

Section 2.19.	Funding Indemnity 36

Section 2.20.	Taxes 36

Section 2.21.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs 39

Section 2.22.	Extension of Revolving Commitment Termination Date 40

Section 2.23.	Increase of Commitments; Additional Lenders 41

Section 2.24.	Mitigation of Obligations 43

Section 2.25.	Replacement of Lenders 43

Section 2.26.	Defaulting Lenders and Potential Defaulting Lenders 44
ARTICLE III.

CONDITIONS PRECEDENT TO LOANS    45

Section 3.1.	Conditions To Effectiveness 45

Section 3.2.	Each Credit Event 47

Section 3.4.	Delivery of Documents 48
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES    48

Section 4.1.	Existence; Power 48

Section 4.2.	Organizational Power; Authorization 48

Section 4.3.	Governmental Approvals; No Conflicts 48

Section 4.4.	Financial Statements 49

Section 4.5.	Litigation and Environmental Matters 49

Section 4.6.	Compliance with Laws and Agreements 49

Section 4.7.	Investment Company Act. 49

Section 4.8.	Taxes 49

Section 4.9.	Margin Regulations 50

Section 4.10.	ERISA 50

Section 4.11.	Ownership of Property; Insurance 51

Section 4.12.	Disclosure 51

Section 4.13.	Labor Relations 51

Section 4.14.	Subsidiaries 52

Section 4.15.	Solvency 52

Section 4.16.	[Reserved] 52

Section 4.17.	[Reserved] 52

Section 4.18.	OFAC 52

Section 4.19.	Patriot Act 52
ARTICLE V.

AFFIRMATIVE COVENANTS    52

Section 5.1.	Financial Statements and Other Information 52

Section 5.2.	Notices of Material Events 54

Section 5.3.	Existence; Conduct of Business 54

Section 5.4.	Compliance with Laws. 55

Section 5.5.	Payment of Obligations 55

Section 5.6.	Books and Records 55

Section 5.7.	Visitation and Inspection. 55

Section 5.8.	Maintenance of Properties; Insurance 55

Section 5.9.	Use of Proceeds 55
ARTICLE VI.

FINANCIAL COVENANTS    56

Section 6.1.	Minimum Liquidity 56

Section 6.2.	Consolidated Tangible Assets to Liabilities Ratio 56

Section 6.3.	Fixed Charge Coverage Ratio 56
ARTICLE VII.

NEGATIVE COVENANTS    56

Section 7.1.	Indebtedness and Preferred Equity. 56

Section 7.2.	Liens 57

Section 7.3.	Fundamental Changes 58

Section 7.4.	Investments, Loans 58

Section 7.5.	Restricted Payments 59

Section 7.6.	Sale of Assets 59

Section 7.7.	Transactions with Affiliates 60

Section 7.8.	Restrictive Agreements 60

Section 7.9.	Sale and Leaseback Transactions 60

Section 7.10.	Hedging Transactions 60

Section 7.11.	Amendment to Material Documents 61

Section 7.12.	Accounting Changes 61

Section 7.13.	Government Regulation 61
ARTICLE VIII.

EVENTS OF DEFAULT    61

Section 8.1.	Events of Default 61
ARTICLE IX.

THE ADMINISTRATIVE AGENT    63

Section 9.1.	Appointment of the Administrative Agent 63

Section 9.2.	Nature of Duties of Administrative Agent 64

Section 9.3.	Lack of Reliance on the Administrative Agent 64

Section 9.4.	Certain Rights of the Administrative Agent 64

Section 9.5.	Reliance by the Administrative Agent 64

Section 9.6.	The Administrative Agent in its Individual Capacity 65

Section 9.7.	Successor Administrative Agent 65

Section 9.8.	Withholding Tax 65

Section 9.9.	Administrative Agent May File Proofs of Claim 66

Section 9.10.	Authorization to Execute other Loan Documents 67
ARTICLE X.

MISCELLANEOUS    67

Section 10.1.	Notices 67

Section 10.2.	Waiver; Amendments 69

Section 10.3.	Expenses; Indemnification 72

Section 10.4.	Successors and Assigns 73

Section 10.5.	Governing Law; Jurisdiction; Consent to Service of Process 76

Section 10.6.	WAIVER OF JURY TRIAL 77

Section 10.7.	Right of Set-off 77

Section 10.8.	Counterparts; Integration 77

Section 10.9.	Survival 78

Section 10.10.	Severability 78

Section 10.11.	Confidentiality 78

Section 10.12.	Interest Rate Limitation 79

Section 10.13.	Waiver of Effect of Corporate Seal 79

Section 10.14.	Patriot Act 79

Section 10.15.	No Advisory or Fiduciary Responsibility 79

Section 10.16.	Location of Closing 80

Section 10.17.	Joint and Several 80

Section 10.18.	Borrower Agent 81

Schedules

Schedule I            Commitment Amounts

Schedule 4.14        -    Subsidiaries
Schedule 7.1        -    Existing Indebtedness
Schedule 7.2        -    Existing Liens
Schedule 7.4        -    Existing Investments

Exhibits

Exhibit A        -     Form of Assignment and Acceptance
Exhibit B        -    Form of Guaranty Agreement

Exhibit 2.3        -    Form of Notice of Revolving Borrowing
Exhibit 2.4        -    Form of Notice of Swingline Borrowing
Exhibit 2.7        -    Form of Notice of Continuation/Conversion
Exhibit 3.1(b)(ii)    -    Form of Secretary’s Certificate
Exhibit 3.1(b)(v)    -    Form of Officer’s Certificate
Exhibit 5.1(c)        -    Form of Compliance Certificate

EXHIBIT 10.1
REVOLVING CREDIT AGREEMENT
THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of August 3, 2015, by and among COWEN FINANCE HOLDINGS LLC, a Delaware limited liability company (“Finance”), COWEN STRUCTURED HOLDINGS LLC, a Delaware limited liability company (“Structured”), RCG LV PEARL, LLC, a Delaware limited liability company (“Pearl”) and RAMIUS LLC, a Delaware limited liability company (“Ramius”; and together with Finance, Structured and Pearl, each, individually, “Borrower” and, collectively, the “Borrowers”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”) and as swingline lender (the “Swingline Lender”).
W I T N E S S E T H:
WHEREAS, the Borrowers have requested that the Lenders establish a $25,000,000 revolving credit facility in favor of the Borrowers;
WHEREAS, subject to the terms and conditions of this Agreement, the Lenders and the Swingline Lender, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, and swingline subfacility in favor of and severally to make the loans to the Borrowers;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrowers, the Lenders, the Administrative Agent and the Swingline Lender agree as follows:
ARTICLE I.

DEFINITIONS; CONSTRUCTION
Section 1.1.    Definitions    . In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
“Acquired Indebtedness” shall mean Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of any Borrower or at the time it mergers or consolidated with or into any Borrower or any of their Subsidiaries or assumed in connection with the acquisition of assets from such Person and, in each case, whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of a Borrower or such acquisition, merger or consolidation.
“Additional Lender” shall have the meaning set forth in Section 2.23.
“Adjusted LIBOR” shall mean, with respect to each Interest Period for a Eurodollar Loan, the higher of (a) 0.00% per annum and (b) (i) the rate per annum equal to the London interbank offered rate for deposits in U.S. Dollars appearing on Reuters screen page LIBOR 01 (or, if unavailable, on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period, divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in U. S. Dollars in an amount equal to the amount of such Eurodollar Loan with a maturity comparable to such Interest Period are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time), two (2) Business Days prior to the first day of such Interest Period.
“Administrative Agent” shall have the meaning set forth in the introductory paragraph hereof.
“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. The terms “Controlled by” and “under common Control with” have the meanings correlative thereto.
“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount is $25,000,000.
“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Cowen or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Terrorism Order” shall mean Executive Order 13224, signed by President George W. Bush on September 23, 2001.
“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower Agent as the office by which its Loans of such Type are to be made and maintained.
“Applicable Margin” shall mean, as of any date, with respect to interest on all Loans outstanding on such date, (a) 2.00% per annum with respect to Base Rate Loans and (b) 3.00% per annum with respect to Eurodollar Loans.
“Applicable Percentage” shall mean, as of any date, with respect to the commitment fee as of such date, 0.375% per annum.
“Approved Fund” shall mean any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) that is

(or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent and the Borrower Agent.
“Availability Period” shall mean the period from the Closing Date to but excluding the Revolving Commitment Termination Date.
“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.
“Bank Product Provider” shall mean any Person that, at the time it provides any Bank Product to any Loan Party, (a) is a Lender or an Affiliate of a Lender and (b) except when the Bank Product Provider is SunTrust Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (iii) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Bank Product Provider and in no event shall the approval of any such Person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider which has been acknowledged by the Borrower Agent. No Bank Product Amount may be established at any time that a Default or Event of Default exists.
“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.
“Base Rate” shall mean the highest of (a) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (b) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (c) Adjusted LIBOR determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate.
“Borrower Agent” shall have the meaning set forth in Section 10.17 and shall mean its successors and assigns.

“Borrowers” shall have the meaning set forth in the introductory paragraph hereof.
“Borrowing” shall mean a borrowing consisting of (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.
“Broker-Dealer Subsidiary” shall mean any Subsidiary registered or required to be registered as a broker-dealer under the Exchange Act.
“Business Day” shall mean any day other than (a) a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia or New York, New York are authorized or required by law to close and (b) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
“Capital Lease Obligations” shall mean, with respect to any Person, all obligations of such Person that are required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would be at that time be required to be capitalized on a balance sheet in accordance with GAAP.
“Capital Stock” shall mean (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralized” and “Cash Collateralization” have the corresponding meanings).
“Change in Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of Cowen to any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 50% or more of the outstanding shares of the voting equity interests of Cowen, (c) Cowen shall cease to own, directly or indirectly, 100% of each Borrower or (d) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Cowen or any Borrower cease to be composed of individuals who are Continuing Directors.
“Change in Law” shall mean (a) the adoption of any applicable law, rule or regulation after the date of this Agreement, (b) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (c) compliance by any Lender (or its Applicable Lending Office or, for purposes of Section 2.18(b), by the Parent Company of such Lender, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this

Agreement; provided, that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or each of the Loans comprising such Borrowing, is a Revolving Loan or a Swingline Loan and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Swingline Commitment.
“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2, which such date is August 3, 2015.
“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
“Commodity Exchange Act” shall mean the Commodity Exchange Act 7 U.S.C. § et seq.), as amended and in effect from time to time, and any successor statute thereto.
“Commitment” shall mean a Revolving Commitment or a Swingline Commitment or any combination thereof (as the context shall permit or require).
“Compliance Certificate” shall mean a certificate from the principal executive officer, chief executive officer, the principal financial officer, the chief financial officer or the treasurer of the Borrower Agent (or of the managing member of the Borrower Agent) or of Cowen in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).
“Consolidated EBITDA” shall mean, for Cowen and its Restricted Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such Persons for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, and without duplication, (i) Consolidated Interest Expense, (ii) all income taxes paid or accrued in accordance with GAAP (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside of the ordinary course of business), (iii) Consolidated Non-cash Charges for such Persons less any non-cash items increasing Consolidated Net Income for such Persons, and (iv) any expenses, charges or other costs related to any equity offering, acquisition (including amounts paid in connection with severance of employees or the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business, provided, that such payments are made at the time of such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, restructuring, incurrence or refinancing of Indebtedness permitted to be incurred by this Agreement (whether or not successful), in each case for such period, all as determined on a consolidated basis for such Persons in accordance with GAAP.
“Consolidated Fixed Charges” shall mean, for Cowen and its Restricted Subsidiaries, for any period, the sum, without duplication, of: (a) Consolidated Interest Expense; plus (b) the product of (i) the amount of all dividend payments to any Person other than Cowen or a Restricted Subsidiary on any series of Preferred Stock of such Person, to the extent issuance of such Preferred Stock by a Restricted Subsidiary is permitted under this Agreement (other than dividends paid in Equity Interest (other than Disqualified

Stock) paid, accrued or scheduled to be paid or accrued during such period times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.
“Consolidated Interest Expense” shall mean, for Cowen and its Restricted Subsidiaries for any period, the sum of (a) the consolidated interest expense for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations plus (b) any interest expense on Indebtedness of another Person that is Guaranteed by Cowen or any of its Restricted Subsidiaries or secured by a Lien on assets of Cowen or any of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon less (c) interest income of such Person and its Restricted Subsidiaries for such period; in each case, on a consolidated basis in accordance with GAAP but excluding any such amount in respect of Permitted Funding Debt.
“Consolidated Net Income” shall mean, with respect to any Person (the “Referent Person”), for any period, the aggregate net income (or loss) of the Referent Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that (a) there shall be included thereto (without duplication) (i) the amount of cash dividends or distributions actually received by the Referent Person or a Restricted Subsidiary of the Referent Person from any Person that is not a Restricted Subsidiary, and (ii) with respect to any Person that is not a Restricted Subsidiary and is primarily engaged in the business of investment management, an amount equal to 80% of the share of net income (or loss) of such Person, excluding any performance-based compensation that has not been finally determined, allocated to the Referent Person or a Restricted Subsidiary of the Referent Person and (b) there shall be excluded therefrom (without duplication):
(i)    any net after-tax extraordinary or nonrecurring gains or losses;
(ii)    any net after-tax gain or loss realized upon the sale or other disposition of any property of such Person or any of its Restricted Subsidiaries (including pursuant to any sale and leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business;
(iii)    the net income (but not loss) of any Restricted Subsidiary (other than a Guarantor) of the Referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;
(iv)     any restoration to income of any contingency reserve, except to the extent that provision for such reserve was deducted from Consolidated Net Income during the same period for which the calculation is being made;
(v)     income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);
(vi)     in the case of a successor to the Referent Person by consolidation or merger or as a transferee of the Referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(vii)    fees and expenses incurred in connection with the refinancing or repayment of Indebtedness or the issuance of Equity Interests;
(viii)    to the extent non-cash, the amount of extraordinary, nonrecurring or unusual losses or charges (including all fees, expenses or charges incurred in connection with acquisitions, mergers of consolidations after the Closing Date);
(ix)     any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs;
(x)     to the extent non-cash, any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments;
(xi)     any non-cash impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;
(xii)     any non-cash income (or loss) related to the recording of the fair market value of agreements relating to Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;
(xiii)     the cumulative effect of a change in accounting principles; and
(xiv)     any gains or losses due to fluctuations in currency values and the related effect.
“Consolidated Non-cash Charges” shall mean, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).
“Consolidated Tangible Assets to Liabilities Ratio” shall mean, as of any date, the ratio of (a) the sum of (i) total assets of Cowen and its Subsidiaries that would be reflected on Cowen’s consolidated balance sheet as of such date prepared in accordance with GAAP, minus (ii) the net book amount of all assets of Cowen and its Subsidiaries that would be classified as intangible assets on a consolidated balance sheet of Cowen and its Subsidiaries as of such date prepared in accordance with GAAP, to (b) the sum of (i) the total liabilities of Cowen and its Subsidiaries that would be reflected on Cowen’s consolidated balance sheet as of such date prepared in accordance with GAAP, plus (ii) the total Off-Balance Sheet Liabilities of Cowen and its Subsidiaries.
“Continuing Director” shall mean, with respect to any period, any individuals (a) who were members of the board of directors or other equivalent governing body of Cowen or any Borrower on the first day of such period, (b) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (c) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (a) and (b)

above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” shall have meanings correlative thereto.
“Cowen” shall mean, Cowen Group, Inc., a Delaware corporation.
“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Default Interest” shall have the meaning set forth in Section 2.13(c).
“Defaulting Lender” shall mean, at any time, subject to Section 2.26(b), (a) any Lender that has failed for two (2) or more Business Days to comply with its obligations under this Agreement to make a Loan, to make a payment to the Swingline Lender in respect of a Swingline Loan or to make any other payment due hereunder (each a “funding obligation”), unless such Lender has notified the Administrative Agent and the Borrower Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with any applicable Default, will be specifically identified in such writing), (b) any Lender that has notified the Administrative Agent in writing, or has stated publicly, that it does not intend to comply with any such funding obligation hereunder, unless such writing or public statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with any applicable Default, will be specifically identified in such writing or public statement), (c) any Lender that has defaulted on its obligation to fund generally under any other loan agreement, credit agreement or other financing agreement, (d) any Lender that has, for three (3) or more Business Days after written request of the Administrative Agent or the Borrower Agent, failed to confirm in writing to the Administrative Agent and the Borrower Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (d) upon the Administrative Agent’s and the Borrower Agent’s receipt of such written confirmation), or (e) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing. Any determination by the Administrative Agent that a Lender is a Defaulting Lender will be conclusive and binding, absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(b)) upon notification of such determination by the Administrative Agent to the Borrower Agent, the Swingline Lender and the Lenders.
“Disqualified Stock” shall mean any Capital Stock that, by its terms, by the terms of any security into which it is convertible, or for which it is exchangeable, or by contract or otherwise, is, or upon the happening of any event or passage of time would be, required to be redeemed on or prior to the date that is the 91st day after the Revolving Commitment Termination Date, or is redeemable at the option of the holder thereof, or is convertible into or exchangeable for debt securities in any such case on or prior to such date; provided, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders the right to require the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of a Change in Control occurring prior to the 91st day after the Revolving Commitment

Termination Date shall not constitute Disqualified Stock if the Change in Control provisions applicable to such Disqualified Stock are no more favorable to the holders of such Disqualified Stock than the provisions of this Agreement with respect to a Change in Control. If such Capital Stock is issued to a plan for the benefit of employees of Cowen or its Subsidiaries, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Cowen or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Dollar(s)” and the sign “$” shall mean lawful money of the United States.
“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of any Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and any successor statute thereto and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with any Borrower or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Event” shall mean (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Title IV Plan (other than an event as to which the PBGC has waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (b) any failure to make a required contribution to any Title IV Plan or Multiemployer Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Title IV Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (c) any incurrence by any Borrower, any of its Subsidiaries of any liability under Title IV of ERISA with respect to any Title IV Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA or routine claims for benefits); (d) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan; (e) any incurrence by any Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan, or the receipt by any Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (f) any receipt by any Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from any Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (g) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (h) any filing of a notice of intent to terminate any Title IV Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Title IV Plan, or the termination of any Title IV Plan under Section 4041(c) of ERISA.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to Adjusted LIBOR.
“Event of Default” shall have the meaning set forth in Section 8.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of , or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, and (b) any U.S. federal withholding Taxes that (i) are imposed on amounts payable to such Recipient pursuant to a law in effect on the date on which such Recipient becomes a Recipient under this Agreement (other than pursuant to an assignment request by the Borrowers under Section 2.25) or designates a new lending office, except in each case to the extent that amounts with respect to such Taxes were payable either (A) to such Recipient’s assignor immediately before such Recipient became a Recipient under this Agreement, or (B) to such Recipient immediately before it designated a new lending office, (ii) are attributable to such Recipient’s failure to comply with Section 2.20(f), or (iii) are imposed as a result of a failure by such Recipient to satisfy the conditions for avoiding withholding under FATCA.
“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement, any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
“Fee Letter” shall mean that certain fee letter, dated as of June 22, 2015, executed by SunTrust Robinson Humphrey, Inc., SunTrust Bank and accepted by Cowen.
“Fiscal Quarter” shall mean any fiscal quarter of Cowen.
“Fiscal Year” shall mean any fiscal year of Cowen.
“Fixed Charge Coverage Ratio” shall mean, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full Fiscal Quarters (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio for which financial statements are available (or for purposes of Section 6.3, the last day of the Fiscal Quarter then ending) (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(a)
the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Permitted Funding Debt and Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(b)
any asset sales or other dispositions or asset acquisitions (including, without limitation, any asset acquisitions giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the asset acquisitions) incurring, assuming or o therwise being liable for any Indebtedness existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated into Cowen or any of its Restricted Subsidiaries or is assumed in connection with any acquisition of assets and also including any Consolidated EBITDA (including any pro forma expense and cost reductions and other operating improvements or synergies (i) calculated on a basis consistent with Regulation S-X under the Securities Act or (ii) as determined in good faith by a responsible financial or accounting officer of Cowen for which steps have been taken or are reasonably expected to be taken within six (6) months of such transaction and are supportable and quantifiable and as set forth in an certificate delivered to the Administrative Agent and certified by a Responsible Officer of the Borrower Agent) attributable to the assets which are the subject of the asset acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or asset acquisitions (including the incurrence, assumption or liability for any Indebtedness existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated into Cowen or any of its Restricted Subsidiaries or is assumed in connection with any acquisition of assets) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.
Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the “Fixed Charge Coverage Ratio”:

(a)
interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(b)
notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements;

(c)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(d)
the Consolidated Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges will not be obligations of Cowen or any of its Restricted Subsidiaries following the Transaction Date; and

(e)
interest on any Indebtedness incurred under this Agreement or any other revolving credit facility computed on a pro forma basis will be calculated based on the average daily balance of such Indebtedness for the Four Quarter Period subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.

Furthermore, in calculating “Consolidated EBITDA” for purposes of determining the “Consolidated Fixed Charge Coverage Ratio,” the net income (or loss) of a Restricted Subsidiary (to the extent such net income has been excluded from the definition of “Consolidated Net Income” pursuant to paragraph (iii) thereof) that has become a guarantor of the Loans during the relevant Four Quarter Period shall be included from the beginning of such Four Quarter Period.
“Foreign Person” shall mean any Person that is not a U.S. Person.
“GAAP” shall mean, subject to Section 1.3, generally accepted accounting principles in the United States, which are in effect from time to time, except with respect to the definitions of, and accounting for, “Capital Lease Obligations”, GAAP shall mean generally accepted accounting principles in the United States which are in effect as of the Closing Date.
“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” shall mean each of (a) Cowen Alternative Investments, LLC, a Delaware limited liability company, (b) Cowen Capital Partners II, LLC, a Delaware limited liability company, (c) Cowen Investments LLC, a Delaware limited liability company, (d) RCG RE Manager, LLC, a Delaware limited liability company, (e) Cowen Structured Holdings Inc., a Delaware corporation, (f) Ramius V&O Holdings LLC, a Delaware limited liability company, (g) Ramius Advisors, LLC, a Delaware limited liability company, (h) Cowen Finance Company LLC, a Delaware limited liability company, (i) Cowen Holdings, Inc., a Delaware corporation, and (j) Ramius Optimum Investments LLC, a Delaware limited liability company.
“Guaranty Agreement” shall mean the Guaranty Agreement, dated as of the date hereof and substantially in the form of Exhibit B, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Lenders.
“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates,

asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Obligations” of any Person shall mean the obligations of such Person under (a) any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement, (b) any commodity forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement, (c) any foreign exchange contract, currency swap agreement or other similar agreement or arrangement or (d) any other Hedging Transaction.
“Hedging Transaction” of any Person shall mean (1) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward and futures commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement published by the Foreign Exchange Committee or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Increasing Lender” shall have the meaning set forth in Section 2.23.
“Incremental Revolving Commitment” shall have the meaning set forth in Section 2.23.
“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all Capital Lease Obligations of such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (e) all obligations of such Person in respect of any letter of credit, banker’s acceptance or similar credit transaction (or reimbursement obligations in respect thereof) in excess of $2,500,000, (f) all Hedging Obligations of such Person, (g) all Disqualified Stock issued by such Person, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, plus accrued dividends, (g) all Preferred Stock issued by a Restricted Subsidiary of such Person, valued at its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, plus accrued dividends, (h) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided, that the amount of such Indebtedness will be the lesser of the (i) fair market value of such asset at such date of determination and (ii) the amount of such Indebtedness and (j) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which

Indebtedness required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Stock.
The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above (without giving effect to any call premiums in respect thereof) and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation.
The amount of any Indebtedness described in clauses (a) and (b) above will be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
The amount of any Indebtedness described in clause (f) above will be, in respect of anyone or more Hedging Obligations, equal to, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Obligation, (i) for any date on or after the date such Hedging Obligations have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Obligations, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Obligation.
For purposes of determining any particular amount of Indebtedness, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included.
“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.
“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two or three months; provided that:
(i)    the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(ii)    if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;
(iii)    any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;
(iv)    [Reserved]; and
(v)    no Interest Period may extend beyond the Revolving Commitment Termination Date.

“Investments” shall have the meaning set forth in Section 7.4.
“Lender Insolvency Event” shall mean that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (b) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (c) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or a Parent Company thereof by a Governmental Authority or an instrumentality thereof so long as such ownership or acquisition does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Lender-Related Hedge Provider” shall mean any Person that, at the time it enters into a Hedging Transaction with any Loan Party, (a) is a Lender or an Affiliate of a Lender and (b) except when the Lender-Related Hedge Provider is SunTrust Bank or any of its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower Agent of (i) the existence of such Hedging Transaction, and (ii) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.
“Lenders” shall have the meaning set forth in the introductory paragraph hereof and shall include, where appropriate, the Swingline Lender, each Increasing Lender and each Additional Lender that joins this Agreement pursuant to Section 2.23.
“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any effective filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Loan Documents” shall mean, collectively, this Agreement, the Fee Letter, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, any promissory notes issued hereunder and any and all other agreements executed by or on behalf of any Loan Party in connection with any of the foregoing.
“Loan Parties” shall mean the Borrowers and the Guarantors; provided that, for the avoidance of doubt, at no time shall Cowen be a Loan Party under any Loan Documents.

“Loans” shall mean all Revolving Loans and Swingline Loans in the aggregate or any of them, as the context shall require, and shall include, where appropriate, any loan made pursuant to Section 2.23.
“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (a) the business, results of operations, financial condition, assets or liabilities of Cowen and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform in any material respect any of their respective obligations under the Loan Documents, (c) the rights and remedies of the Administrative Agent, the Swingline Lender or the Lenders under any of the Loan Documents or (d) the legality, validity or enforceability of any of the Loan Documents.
“Material Indebtedness” shall mean any Indebtedness (other than the Loans) of the Borrowers or any of their Subsidiaries, individually or in an aggregate committed or outstanding principal amount exceeding $10,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) Cowen, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which Cowen, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.
“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.
“Non-Public Information” shall mean any material non-public information (within the meaning of United States federal and state securities laws) with respect to the Borrowers, their Affiliates or any of their securities or loans.
“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by any Borrower or one or more of its Subsidiaries primarily for the benefit of employees of any Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.
“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.7(b).
“Notice of Revolving Borrowing” shall have the meaning set forth in Section 2.3.
“Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4.
“Obligations” shall mean (a) all amounts owing by the Loan Parties to the Administrative Agent, any Lender (including the Swingline Lender) or the Sole Lead Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, however, that the definition of “Obligations” shall not create any guaranty by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (c) any Synthetic Lease Obligation or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended and in effect from time to time, and any successor statute thereto.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other

Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than pursuant to an assignment request by the Borrowers under Section 2.25).
“Parent Company” shall mean, with respect to a Lender, the “bank holding company” (as defined in Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” shall have the meaning set forth in Section 10.4(d).
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”), as amended and in effect from time to time.
“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower Agent and the other Lenders.
“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
“Permitted Encumbrances” shall mean:
(a)Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(b)statutory Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(c)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, including any Liens or deposits securing liability to insurance carriers under insurance or self-insurance arrangements and including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, warranty requirements, government contracts, performance and return-of-money bonds and similar obligations (exclusive of obligations for the payment of borrowed money);
(d)deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(f)customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where any

Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;
(g)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrowers and their Subsidiaries taken as a whole;
(h)Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof; and
(i)Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of letters of credit or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Funding Debt” shall mean Securities Lending Debt, Trading Debt, the aggregate principal amount outstanding of the obligations of Cowen and its Restricted Subsidiaries to repurchase securities pursuant to Repurchase Agreements, the aggregate amount of the Repurchase Liability, and, in each case, all Guarantees issued by Cowen or any of its Subsidiaries in respect of such obligations.
“Permitted Investments” shall mean:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(b)    direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having one of the two highest ratings obtainable from either S&P or Moody’s;
(c)    commercial paper having a rating, at the time of acquisition thereof, of at least A-2 from S&P or at least P-2 from Moody’s and in either case maturing within one year from the date of acquisition thereof;
(c)    certificates of deposit, bankers’ acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)    mutual funds investing solely in any one or more of the Permitted Investments described in clauses (a) through (d) above.
“Permitted Tax Distributions” shall mean tax distributions by a Loan Party (so long as such Loan Party is treated as a pass-through or disregarded entity) to its direct and indirect members (“Tax Distributions”) (a) on a quarterly basis, pro rata in proportion to their respective percentage interests in such Loan Party (except as otherwise required below), so long as the aggregate amount of such Tax Distributions does not exceed, quarterly, an amount equal to such Loan Party’s good faith estimate of the Applicable Tax (as hereinafter defined) with respect to such taxable year, less the amount paid, if any, with respect to prior quarters of such taxable year; and (b) on an annual basis after the end of such Loan Party’s taxable year, to the extent necessary so that the sum of the amounts so distributed under this clause (b) and the amounts distributed under clause (a) above equals the minimum aggregate amount (the “Applicable Tax”) that must be distributed to provide each member with an amount that equals the expected aggregate federal, state, and local tax liability of such member attributable to items of income, gain, loss and deduction allocated to such member for income tax purposes for the applicable fiscal year (excluding the effect of any allocation made as a result of an election under Code Section 754), assuming that such member is an individual subject to tax at the highest marginal rate of income tax applicable to a resident in New York, New York, taking into account the surcharge on unearned income imposed by Section 1411 of the Code and taking into account the character of the relevant income or loss by such member and the deductibility, if any, of any state or local tax in computing any state or federal tax liability; provided, that if the amount distributed to the members of such Loan Party for the taxable year exceeds the Applicable Tax for such taxable year (including where the amounts included in taxable income of such Loan Party for such taxable year are decreased as a result of an audit, amended return or otherwise), then such excess shall be credited against the next Tax Distributions permitted to be made with respect to subsequent taxable years.
“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
“Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by Cowen or any ERISA Affiliate or to which Cowen or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five-year period immediately following the latest date on which any Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.
“Platform” shall have the meaning set forth in Section 10.1(c).
“Potential Defaulting Lender” shall mean, at any time, subject to Section 2.26(b), any Lender as to which the Administrative Agent has notified the Borrower Agent that (a) an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender, (b) such Lender has (or its Parent Company or a financial institution affiliate thereof has) notified the Administrative Agent in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement, credit agreement or other financing agreement, unless such writing or public statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with any applicable default, will be specifically identified in such writing or public statement), or (c) such Lender has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination by the Administrative Agent that a Lender is a Potential Defaulting Lender will be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Potential Defaulting Lender (subject to Section 2.26(b)) upon notification of such determination by the Administrative Agent to the Borrower Agent, the Swingline Lender and the Lenders.
“Preferred Stock” shall mean, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.
“Pro Rata Share” shall mean (a) with respect to any Class of Commitment or Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment of such Class (or, if such Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of all Commitments of such Class of all Lenders (or, if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders) and (b) with respect to all Classes of Commitments and Loans of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or, if such Revolving Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or, if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments).
“Public Lender” shall mean any Lender who does not wish to receive Non-Public Information and who may be engaged in investment and other market related activities with respect to the Borrowers, their Affiliates or any of their securities or loans.
“Recipient” shall mean, as applicable, (a) the Administrative Agent and (b) any Lender.
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Repurchase Agreement” shall mean, as of any date of determination, a repurchase agreement entered into by Cowen or any of its Restricted Subsidiaries from time to time pursuant to which Cowen or such Restricted Subsidiary shall have sold securities to a third party and has agreed to repurchase such securities at a stated date of maturity that is no more than 90 days from the date of determination, disregarding any rollover, renewal or extension (whether automatic or otherwise) or similar provision stated therein; provided that such repurchase agreement shall have been entered into by Cowen or such Restricted Subsidiary in the ordinary course of its business.
“Repurchase Liability” shall mean, as of any date of determination, the liability of Cowen or any of its Restricted Subsidiaries to purchase securities in the market that are identical to those securities it borrowed and sold pursuant to Repurchase Transactions (it being understood that such liability shall be measured based on the then market value of such security).
“Repurchase Transaction” shall mean a repurchase transaction in which Cowen or any of its Restricted Subsidiaries borrows a security and delivers it to a purchaser and at a later date, Cowen or such Restricted Subsidiary purchases the identical security in the market to replace the borrowed security; provided that such transaction shall have been entered into by Cowen or such Restricted Subsidiary in the ordinary course of its business.
“Required Lenders” shall mean (a) at any time there are three (3) or more Non-Defaulting Lenders, Non-Defaulting Lenders the sum of whose outstanding Revolving Credit Exposure plus outstanding Commitments is greater than or equal to 50% of the sum of (i) the aggregate outstanding Commitments of the Non-Defaulting Lenders plus (ii) the aggregate outstanding Revolving Credit Exposure of Non-Defaulting Lenders and (b) at any time there is less than three (3) Non-Defaulting Lenders, Non-Defaulting Lenders the sum of whose outstanding Revolving Credit Exposure plus outstanding Commitments is greater than or equal to 66.67% of the sum of (i) the aggregate outstanding Commitments of the Non-Defaulting Lenders plus (ii) the aggregate outstanding Revolving Credit Exposure of Non-Defaulting Lenders.
“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” shall mean (a) with respect to certifying compliance with the financial covenants set forth in Article VI, the chief executive officer, chief financial officer or the treasurer of the Borrower Agent (or of the managing member of the Borrower Agent) or of Cowen and (b) with respect to all other provisions, any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of Cowen, the applicable Borrower or applicable Loan Party or such other representative of Cowen, the applicable Borrower or applicable Loan Party as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent.
“Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or setting apart of assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of its Capital Stock, any Indebtedness subordinated to the Obligations or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding.
“Restricted Subsidiary” shall mean any Subsidiary of Cowen that is not an Unrestricted Subsidiary.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrowers and to acquire participations in Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, as such schedule may be amended pursuant to Section 2.23, or, in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof.
“Revolving Commitment Termination Date” shall mean the earliest of (a) the later of (i) August 3, 2016 and (ii) if the maturity date is extended pursuant to Section 2.22, such extended maturity date pursuant to such Section, (b) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 and (c) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and Swingline Exposure.
“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrowers under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.
“S&P” shall mean Standard & Poor’s, a division of McGraw Hill Financial, Inc.
“Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions (currently, Cuba, Iran, North Korea, Sudan, Syria and the Crimea Region of Ukraine).
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” shall mean economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time.
“Securities Lending Debt” shall mean any Indebtedness incurred by Cowen or any of its Restricted Subsidiaries consisting of the liability for any borrowed securities to the lender thereof in connection with any Securities Lending Transaction.
“Securities Lending Transaction” shall mean certain offsetting securities lending transactions whereby Cowen or any of its Restricted Subsidiaries borrows securities from one entity and then lends such securities to another entity (with Cowen always maintaining a matched book between securities borrowed and securities loaned).
“Senior Notes” shall mean the $63,250,000 in aggregate principal amount of Cowen Group, Inc.’s senior notes due 2021 issued pursuant to the Senior Notes Indenture.

2    “Senior Notes Documents” shall mean the collective reference to the Senior Notes Indenture, the Senior Notes and related security documents, if any.
3    “Senior Notes Indenture” shall mean the Indenture, dated as of October 10, 2014, as supplemented by the First Supplemental Indenture for the Senior Notes, dated as of October 10, 2014, in each case, between Cowen Group, Inc., as the issuer, and The Bank of New York Mellon, as trustee.
4    “Significant Subsidiary” shall mean any Subsidiary of Cowen that, together with its Restricted Subsidiaries, (a) generates more than 5% of Consolidated EBITDA for the four (4) fiscal quarter period most recently ended or (b) owns more than 2.5% of the consolidated assets as of the last day of the most recently ended fiscal quarter of Cowen.
5     “Sole Lead Arranger” shall mean SunTrust Robinson Humphrey, Inc., in its capacity as sole lead arranger in connection with this Agreement.
“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.
“Subsidiary” shall mean, with respect to any Person: (a) a corporation a majority of whose Voting Stock is at the time owned or controlled, directly or indirectly, by such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof and (b) any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).
“Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Guaranty Agreement.
“Swap Obligation” shall mean, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $5,000,000.
“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.
“Swingline Lender” shall mean SunTrust Bank.
“Swingline Loan” shall mean a loan made to the Borrowers by the Swingline Lender under the Swingline Commitment.
“Synthetic Lease” shall mean a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (a) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (b) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Title IV Plan” shall mean each Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.
“Trading Debt” shall mean Indebtedness of any Restricted Subsidiary of Cowen, that engages primarily in the business of proprietary trading, owed to prime brokers that are regulated by FINRA (or equivalent regulatory body in a foreign jurisdiction) (a) the proceeds of which Indebtedness are used solely by such Restricted Subsidiary to purchase securities or other financial instruments in the ordinary course of its business and (b) which Indebtedness is secured only by cash and/or such securities and financial instruments.
“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.
“Type”, when used in reference to a Loan or a Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted LIBOR or the Base Rate.
“Unfunded Pension Liability” of any Title IV Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Title IV Plan, determined in accordance with GAAP, exceeds the fair market value of all Title IV Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
“United States” or “U.S.” shall mean the United States of America.
“Unrestricted Subsidiary” means (a) initially HealthCare Royalty Management, LLC, a Delaware limited liability company, and any of its Subsidiaries and (b) any Subsidiary of Cowen that is approved by the Administrative Agent.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.20(f)(ii).
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” shall mean any Borrower, any other Loan Party or the Administrative Agent, as applicable.
Section 1.2.    Classifications of Loans and Borrowings    . For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan”) or by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).
Section 1.3.    Accounting Terms and Determination    . Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrowers delivered pursuant to Section 5.1(a); provided that if the Borrower Agent notifies the Administrative Agent that the Borrowers wish to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower Agent that the Required Lenders wish to amend Article VI for such purpose), then the Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower Agent and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein.
Section 1.4.    Terms Generally    . The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (d) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and

Schedules to this Agreement and (e) all references to a specific time shall be construed to refer to the time in Atlanta, Georgia.
ARTICLE II.

AMOUNT AND TERMS OF THE COMMITMENTS
Section 2.1.    General Description of Facilities    . Subject to and upon the terms and conditions herein set forth, (a) the Lenders hereby establish in favor of the Borrowers a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrowers in accordance with Section 2.2; (b) the Swingline Lender may make Swingline Loans in accordance with Section 2.4; and (c) each Lender agrees to purchase a participation interest in the Swingline Loans pursuant to the terms and conditions hereof; provided that in no event shall the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans exceed the Aggregate Revolving Commitment Amount in effect from time to time.
Section 2.2.    Revolving Loans    . Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Aggregate Revolving Commitments, to the Borrowers, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, the Borrowers shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided that the Borrowers may not borrow or reborrow should there exist a Default or Event of Default.
Section 2.3.    Procedure for Revolving Borrowings    . The Borrower Agent shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing, substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Revolving Borrowing”), (a) prior to 11:00 a.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing and (b) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). If any such Notice of Revolving Borrower requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrowers shall be deemed to have selected an Interest Period of one month. Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrowers may request. The aggregate principal amount of each Eurodollar Borrowing shall not be less than $3,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided that Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed five (5). Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.
Section 2.4.    Swingline Commitment.

(a)    Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrowers, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrowers shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.
(b)    The Borrower Agent shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.4 attached hereto (a “Notice of Swingline Borrowing”), prior to 10:00 a.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Borrowing, (ii) the date of such Swingline Borrowing (which shall be a Business Day) and (iii) the account of the Borrowers to which the proceeds of such Swingline Borrowing should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower Agent. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrowers in Dollars in immediately available funds at the account specified by the Borrower Agent in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Borrowing.
(c)    The Swingline Lender, at any time and from time to time in its sole discretion, may, but in no event no less frequently than once each calendar week shall, on behalf of the Borrowers (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.
(d)    If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.
(e)    Each Lender’s obligation to make a Base Rate Loan pursuant to subsection (c) of this Section or to purchase participating interests pursuant to subsection (d) of this Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline

Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.
Section 2.5.    [Reserved]    .
Section 2.6.    Funding of Borrowings    .
(a)    Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrowers with the Administrative Agent or, at the Borrowers’ option, by effecting a wire transfer of such amounts to an account designated by the Borrower Agent to the Administrative Agent.
(b)    Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrowers on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower Agent, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder.
(c)    All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
Section 2.7.    Interest Elections    .
(a)    Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrowers may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall then be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the Borrower Agent shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.7 attached hereto (a “Notice of Conversion/Continuation”) (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing, and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrowers shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.
(c)    If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrowers shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrowers shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loan shall be permitted except on the last day of the Interest Period in respect thereof.
(d)    Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
Section 2.8.    Optional Reduction and Termination of Commitments    .
(a)    Unless previously terminated, all Revolving Commitments and Swingline Commitments shall terminate on the Revolving Commitment Termination Date.
(b)    Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable, except that a notice of termination may state that such notice is conditioned upon the refinancing of all of the Aggregate Revolving Commitments, in which case such notice may be revoked by the Borrower Agent if such condition is not satisfied), the Borrowers may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole, without premium or penalty; provided that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the aggregate outstanding Revolving Credit Exposure of all Lenders. Any such reduction in the Aggregate Revolving Commitment Amount below the principal amount of the Swingline Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment.
(c)    The Borrowers may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.26 will apply to all amounts thereafter paid by the Borrowers for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that any Borrower, the Administrative Agent, the Swingline Lender or any other Lender may have against such Defaulting Lender.
Section 2.9.    Repayment of Loans    . The outstanding principal amount of all Revolving Loans and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.
Section 2.10.    Evidence of Indebtedness    .
Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each Eurodollar Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Loan pursuant to Section 2.7, (iv) the date of any conversion of all or a portion of any Loan to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder in respect of the Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrowers in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement. Upon request by the Borrower Agent, the Administrative Agent shall make the records available to the Borrower Agent.
(a)    This Agreement evidences the obligation of the Borrowers to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrowers agree that they will prepare, execute and deliver to such Lender a promissory note payable to such Lender and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein.
Section 2.11.    Optional Prepayments    . The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of any prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to the date of such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one (1) Business Day prior to the date of such prepayment, and (iii) in the case of any prepayment of any Swingline Borrowing, prior to 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable (except that a notice of prepayment may state that such notice is conditioned upon the refinancing of all of the Aggregate Revolving Commitments, in which case such notice may be revoked by the Borrower Agent if such condition is not satisfied) and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrowers shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or, in the case of a Swingline Loan, pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.
Section 2.12.    Mandatory Prepayments    . If at any time the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.8 or otherwise, the Borrowers shall immediately repay the Swingline Loans and the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment shall be applied as follows: first, to the Swingline Loans to the full extent thereof; second, to the Base Rate Loans to the full extent thereof; and third, to the Eurodollar Loans to the full extent thereof.
Section 2.13.    Interest on Loans    .
(a)    The Borrowers shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) each Eurodollar Loan at Adjusted LIBOR for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.
(b)    The Borrowers shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time.
(c)    Notwithstanding subsections (a) and (b) of this Section, at the option of the Required Lenders if an Event of Default has occurred and is continuing, and automatically after acceleration or with respect to any past due amount hereunder, the Borrowers shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for Base Rate Loans.
(d)    Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans and Swingline Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(e)    The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower Agent and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.
Section 2.14.    Fees    .
(a)    The Borrowers shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrowers and the Administrative Agent.
(b)    The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period. For purposes of computing the commitment fee, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans, but not Swingline Exposure, of such Lender.
(c)    [Reserved].
(d)    The Borrowers shall pay on the Closing Date to the Administrative Agent and its affiliates all fees in the Fee Letter that are due and payable on the Closing Date. The Borrowers shall pay on the Closing Date to the Lenders all upfront fees previously agreed in writing.
(e)    Accrued fees under subsections (b) of this Section shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on September 30, 2015, and on the Revolving Commitment Termination Date; provided that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.
(f)    Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to commitment fees accruing with respect to its Revolving Commitment during such period pursuant to subsection (b) of this Section (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees). The pro rata payment provisions of Section 2.21 shall automatically be deemed adjusted to reflect the provisions of this subsection. If any Defaulting Lender shall cease to be a Defaulting Lender, such Lender shall not be entitled to any retroactive adjustment of fees that would have accrued to such Lender if such Lender had not been a Defaulting Lender during the period such Lender was a Defaulting Lender.
Section 2.15.    Computation of Interest and Fees    .
Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
Section 2.16.    Inability to Determine Interest Rates    . If, prior to the commencement of any Interest Period for any Eurodollar Borrowing:

(i)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining Adjusted LIBOR for such Interest Period, or
(ii)    the Administrative Agent shall have received notice from the Required Lenders that Adjusted LIBOR does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower Agent and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower Agent and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrowers prepay such Loans in accordance with this Agreement. Unless the Borrower Agent notifies the Administrative Agent at least one (1) Business Day before the date of any Eurodollar Borrowing for which a Notice of Revolving Borrowing or a Notice of Conversion/Continuation has previously been given that it elects not to borrow, continue or convert to a Eurodollar Borrowing on such date, then such Revolving Borrowing shall be made as, continued as or converted into a Base Rate Borrowing.
Section 2.17.    Illegality    . If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower Agent and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and, if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
Section 2.18.    Increased Costs    .
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of Adjusted LIBOR hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Adjusted LIBOR);
(ii)    impose on any Lender or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender; or

(iii)    subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender may provide the Borrower Agent (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrowers shall pay to such Lender, such additional amounts as will compensate such Lender for any such increased costs incurred or reduction suffered provided, that such additional amounts are also being assessed generally by such Lender or the Issuing Bank against similarly situated borrowers under similar credit facilities.
(b)    If any Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of the Parent Company of such Lender) as a consequence of its obligations hereunder or under to a level below that which such Lender or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or the policies of such Parent Company with respect to capital adequacy), then, from time to time, such Lender may provide the Borrower Agent (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender or such Parent Company for any such reduction suffered.
(c)    A certificate of such Lender setting forth the amount or amounts necessary to compensate such Lender or the Parent Company of such Lender specified in subsection (a) or (b) of this Section shall be delivered to the Borrower Agent (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.19.    Funding Indemnity    . In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrowers to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrowers shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss (other than of margin or anticipated profit), cost or expense attributable to such event, including any loss (other than of margin or anticipated profit) or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 2.20.    Taxes    .
(a)    For purposes of this Section 2.20, the term “applicable law” includes FATCA.
(b)    Any and all payments by or on account of any obligation of any Borrower or any other Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes; provided that if any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by any Borrower or other Loan Party, as applicable, shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made.
(c)    In addition, without limiting the provisions of subsection (a) of this Section, each Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Each Borrower shall indemnify each Recipient, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Agent by the applicable Recipient (with a copy to the Administrative Agent in the case of a Recipient other than the Administrative Agent) shall be conclusive, absent manifest error.
(e)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower or any other Loan Party to a Governmental Authority, such Borrower or other Loan Party, as applicable, shall deliver to the Administrative Agent an original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Tax Forms.
(i)     Any Lender that is a U.S. Person shall deliver to the Borrower Agent and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), duly executed originals of IRS Form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from U.S. federal backup withholding tax.
(ii)    Any Lender that is a Foreign Person and that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party with respect to payments under this Agreement shall deliver to the Borrower Agent and the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower Agent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Lender that is a Foreign Person shall, to the extent it is legally entitled to do so, (w) on or prior to the date such Lender becomes a Lender under this Agreement, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this subsection, and (z) from time to time upon the reasonable request by the Borrower Agent or the Administrative Agent, deliver to the Borrower Agent and the Administrative Agent (in such number of copies as shall be requested by the Borrower Agent or the Administrative Agent), whichever of the following is applicable:
(A)    if such Lender is claiming eligibility for benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly executed originals of IRS Form W-8BEN or W-8BEN-E, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, duly executed originals of IRS Form W‑8BEN or W-8BEN-E, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)     duly executed originals of IRS Form W-8ECI, or any successor form thereto, certifying that the payments received by such Lender are effectively connected with such Lender’s conduct of a trade or business in the United States;
(C)     if such Lender is claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, duly executed originals of IRS Form W-8BEN or W-8BEN-E, or any successor form thereto, together with a certificate (a “U.S. Tax Compliance Certificate”) upon which such Lender certifies that (1) such Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, or the obligation of the Borrowers hereunder is not, with respect to such Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that Section, (2) such Lender is not a 10% shareholder of any Borrower within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code, (3) such Lender is not a controlled foreign corporation that is related to any Borrower within the meaning of Section 881(c)(3)(C) of the Code, and (4) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Lender; or
(D)     if such Lender is not the beneficial owner (for example, a partnership or a participating Lender granting a typical participation), duly executed originals of IRS Form W-8IMY, or any successor form thereto, accompanied by IRS Form W-9, IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, and/or other certification documents from each beneficial owner, as applicable.
(iii)     Each Lender agrees that if any form or certification it previously delivered under this Section 2.20 expires or becomes obsolete or inaccurate in any respect and such Lender is not legally entitled to provide an updated form or certification, it shall promptly notify the Borrower Agent and the Administrative Agent of its inability to update such form or certification.

(g)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Agent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Agent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Agent or the Administrative Agent as may be necessary for the Borrower Agent and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Each Lender agrees that if any form, certification or documentation it previously delivered pursuant to this paragraph (g) expires or becomes obsolete or inaccurate in any respect, it shall update such form, certification or documentation or promptly notify the Borrower Agent and the Administrative Agent in writing of its legal inability to do so. Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
Section 2.21.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs    .
(a)    The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.18, 2.19 or 2.20, or otherwise) prior to 1:00 p.m. on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19, 2.20 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Loans then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower Agent prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    Notwithstanding anything herein to the contrary, any amount paid by the Borrowers for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the Revolving Commitment Termination Date, at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative

Agent under this Agreement; second, to the payment of any amounts owing by such Defaulting Lender to the Swingline Lender under this Agreement; third, to the payment of interest due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them; fourth, to the payment of fees then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them; fifth, to the payment of principal then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably in accordance with the amounts thereof then due and payable to them; sixth, to the ratable payment of other amounts then due and payable to the Lenders hereunder that are not Defaulting Lenders; and seventh, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
Section 2.22.    Extension of Revolving Commitment Termination Date. The Borrowers may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not later than 45 days prior to August 3, 2016 (the “Existing Maturity Date”), request that each Revolving Lender extend such Lender’s Revolving Commitment Termination Date in respect of the Revolving Commitment for an additional one year from the Existing Maturity Date.
(a)    Lender Elections to Extend. Each Revolving Lender, acting in its sole and individual discretion, shall, notify the Administrative Agent, not later than the earlier of (x) 15 days after receipt of the Borrower Agent’s request for an extension of maturity and (y) 25 days prior to the Existing Maturity Date (the “Notice Date”), if such Revolving Lender determines to, or determines not to, extend its Revolving Credit Commitment Termination Date. Failure of any Lender to respond to the notice of an extension request on or prior to the Notice Date shall be deemed to be a rejection of such extension request. The Administrative Agent shall notify the Borrowers of each Revolving Lender’s determination promptly after the Notice Date. The election of any Revolving Lender to agree to such extension shall not obligate any other Revolving Lender to so agree.
(b)    Minimum Extension Requirement. If (and only if) all of the Required Lenders holding Revolving Commitments in effect immediately prior to the Existing Maturity Date have agreed to extend their respective Revolving Commitments, then, effective as of the Existing Maturity Date, the Revolving Commitment Termination Date in respect of the Revolving Commitments of each Revolving Lender shall be extended to the date falling 364 days after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day).
(c)    Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Borrower Agent shall deliver to the Administrative Agent (i) a certificate of each Loan Party dated as of the Existing Maturity Date signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (y) in the case of each Borrower, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article IV and the other Loan Documents are true and correct in all material respects on and as of the Existing Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.22, and (B) no Default or Event of Default exists or would be caused by such extension and (ii) any other documents required pursuant to Section 3.2.
(d)    Conflicting Provisions. This Section shall supersede any provisions in Section 10.2 to the contrary.
Section 2.23.    Increase of Commitments; Additional Lenders    .

(a)    From time to time after the Closing Date and in accordance with this Section, the Borrowers and one or more Increasing Lenders or Additional Lenders (each as defined below) may enter into an agreement to increase the aggregate Revolving Commitments hereunder (each such increase, an “Incremental Revolving Commitment”) so long as the following conditions are satisfied:
(i)    the aggregate principal amount of all such Incremental Revolving Commitments made pursuant to this Section shall not exceed $20,000,000 (the principal amount of each such Incremental Revolving Commitment, the “Incremental Commitment Amount”);
(ii)    the Borrowers shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by the Administrative Agent in connection with and at the time of any such proposed increase that are necessary to effect such increase;
(iii)     at the time of and immediately after giving effect to any such proposed increase, no Default or Event of Default shall exist, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects);
(iv)     any Incremental Revolving Commitments shall have a termination date no earlier than the Revolving Commitment Termination Date;
(v)     the Borrowers and their Subsidiaries shall be in pro forma compliance with each of the financial covenants set forth in Article VI as of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered, calculated as if all such Incremental Revolving Commitments had been established (and fully funded) as of the first day of the relevant period for testing compliance;
(vi)     any Incremental Revolving Commitments shall have the same Applicable Margin then in effect for Revolving Loans and any fees paid in respect thereof shall not exceed the fees set forth in the Fee Letter for the initial Revolving Commitments;
(vii)     any collateral securing any such Incremental Revolving Commitments shall also secure all other Obligations on a pari passu basis; and
(viii)     all other terms and conditions with respect to any such Incremental Revolving Commitments shall be reasonably satisfactory to the Administrative Agent.
(b)    The Borrower Agent shall provide at least 30 days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender) of any proposal to establish an Incremental Revolving Commitment. The Borrowers may also, but are not required to, specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to increase the principal amount of their Revolving Commitments, which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Revolving Commitment. Each Increasing Lender shall as soon as practicable, and in any case within 15 days following receipt of such notice, specify in a written notice to the Borrower Agent and the Administrative Agent the amount of such proposed Incremental Revolving Commitment that it is willing to provide. No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Commitment, and any decision by a Lender to increase its Revolving Commitment shall be made in its sole discretion independently from any other Lender. Only the consent of each Increasing Lender shall be required for an increase in the aggregate principal amount of the Revolving Commitments pursuant to this Section. No Lender which declines to increase the principal amount of its Revolving Commitment may be replaced with respect to its existing Revolving Commitment as a result thereof without such Lender’s consent. If any Lender shall fail to notify the Borrower Agent and the Administrative Agent in writing about whether it will increase its Revolving Commitment within 15 days after receipt of such notice, such Lender shall be deemed to have declined to increase its Revolving Commitment. The Borrowers may accept some or all of the offered amounts or designate new lenders that are acceptable to the Administrative Agent (such approval not to be unreasonably withheld) as additional Lenders hereunder in accordance with this Section (the “Additional Lenders”), which Additional Lenders may assume all or a portion of such Incremental Revolving Commitment; provided, that no consent by the Administrative Agent shall be required unless such consent would be required under Section 10.4. The Borrowers and the Administrative Agent shall have discretion jointly to adjust the allocation of such Incremental Revolving Commitments among the Increasing Lenders and the Additional Lenders. The sum of the increase in the Revolving Commitments of the Increasing Lenders plus the Revolving Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Incremental Commitment Amount.
(c)    Subject to subsections (a) and (b) of this Section, any increase requested by the Borrowers shall be effective upon delivery to the Administrative Agent of each of the following documents:
(i)     an originally executed copy of an instrument of joinder, in form and substance reasonably acceptable to the Administrative Agent, executed by the Borrowers, by each Additional Lender and by each Increasing Lender, setting forth the new Revolving Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof;
(ii)    such evidence of appropriate corporate authorization on the part of the Borrowers with respect to such Incremental Revolving Commitment and such opinions of counsel for the Borrowers with respect to such Incremental Revolving Commitment as the Administrative Agent may reasonably request (but consistent with, and of not greater scope than, those delivered pursuant to Section 3.1);
(iii)    a certificate of the Borrower Agent signed by a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in subsection (a) of this Section has been satisfied;
(iv)     to the extent requested by any Additional Lender or any Increasing Lender, executed promissory notes evidencing such Incremental Revolving Commitments, issued by the Borrowers in accordance with Section 2.10; and
(v) any other certificates or documents that the Administrative Agent shall reasonably request (but consistent with, and of not greater scope than, those delivered pursuant to Section 3.1), in form and substance reasonably satisfactory to the Administrative Agent.
Upon the effectiveness of any such Incremental Revolving Commitment, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Revolving Commitments and Schedule I shall automatically be deemed amended accordingly.
(d)    The Incremental Revolving Commitments are to have terms that are identical to the Revolving Commitments outstanding immediately prior to such incurrence. If the Borrowers incur

Incremental Revolving Commitments under this Section, the Borrowers shall, after such time, repay and incur Revolving Loans ratably as between the Incremental Revolving Commitments and the Revolving Commitments outstanding immediately prior to such incurrence. Notwithstanding anything to the contrary in Section 10.2, the Administrative Agent is expressly permitted to amend the Loan Documents to the extent necessary to give effect to any increase pursuant to this Section and mechanical changes necessary or advisable in connection therewith (including amendments to implement the requirements in the preceding two sentences, amendments to ensure pro rata allocations of Eurodollar Loans and Base Rate Loans between Loans incurred pursuant to this Section and Loans outstanding immediately prior to any such incurrence).
Section 2.24.    Mitigation of Obligations    . If any Lender requests compensation under Section 2.18, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable and documented costs and expenses incurred by any Lender in connection with such designation or assignment.
Section 2.25.    Replacement of Lenders    . If (a) any Lender requests compensation under Section 2.18, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, (b) any Lender is a Defaulting Lender, or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.2(b), the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non‑Consenting Lender”) whose consent is required shall not have been obtained, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.18 or 2.20, as applicable) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrower Agent shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrowers (in the case of all other amounts), (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of a Non‑Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such terminated Lender was a Non‑Consenting Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
Section 2.26.    Defaulting Lenders and Potential Defaulting Lenders    .
(a)    If a Revolving Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:

(i)    the Swingline Exposure of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective no later than one (1) Business Day after the Administrative Agent has actual knowledge that such Revolving Lender has become a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments (calculated as if the Defaulting Lender’s Revolving Commitment was reduced to zero and each Non-Defaulting Lender’s Revolving Commitment had been increased proportionately); provided that the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation; and
(ii)    to the extent that any portion (the “unreallocated portion”) of the Swingline Exposure of any Defaulting Lender cannot be reallocated pursuant to clause (i) above for any reason, or with respect to the Swingline Exposure of any Potential Defaulting Lender, the Borrowers will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the Swingline Lender), (x) Cash Collateralize the obligations of the Borrowers to the Swingline Lender in respect of such Swingline Exposure in an amount at least equal to the aggregate amount of the unreallocated portion of the Swingline Exposure of such Defaulting Lender and the Swingline Exposure of such Potential Defaulting Lender, (y) in the case of such Swingline Exposure, prepay and/or Cash Collateralize in full the unreallocated portion thereof, or (z) make other arrangements satisfactory to the Administrative Agent and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender;
provided that neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim any Borrower, the Administrative Agent, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender.
(b)    If the Borrowers, the Administrative Agent and the Swingline Lender agree in writing in their discretion that any Defaulting Lender has ceased to be a Defaulting Lender or any Potential Defaulting Lender has ceased to be a Potential Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice, and subject to any conditions set forth therein, the Swingline Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and such Lender will purchase at par such portion of outstanding Revolving Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender, as the case may be, and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing). If any cash collateral has been posted with respect to the Swingline Exposure of such Defaulting Lender or Potential Defaulting Lender, the Administrative Agent will promptly return such cash collateral to the Borrowers; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
(c)    So long as any Lender is a Defaulting Lender or a Potential Defaulting Lender, the Swingline Lender will not be required to fund any Swingline Loans unless it is satisfied that 100% of the related Swingline Exposure after giving effect thereto is fully covered or eliminated by any combination satisfactory to the Swingline Lender, as the case may be, of the following:

(i)     in the case of a Defaulting Lender and the Swingline Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders as provided in subsection (a)(i) of this Section;
(ii)     in the case of a Defaulting Lender or a Potential Defaulting Lender, without limiting the provisions of subsection (a)(ii) of this Section, the Borrowers Cash Collateralizes its reimbursement obligations in respect of such Swingline Loan in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Swingline Loan, or the Borrowers make other arrangements satisfactory to the Administrative Agent and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender; and
(iii)     in the case of a Defaulting Lender or a Potential Defaulting Lender, each Borrower agrees that the principal amount of such requested Swingline Loan will be reduced by an amount equal to the unreallocated, non-Cash Collateralized portion thereof as to which such Defaulting Lender or such Potential Defaulting Lender would otherwise be liable, in which case the obligations of the Non-Defaulting Lenders in respect of such Swingline Loan will, subject to the limitation in the proviso below, be on a pro rata basis in accordance with the Commitments of the Non-Defaulting Lenders, and the pro rata payment provisions of Section 2.21 will be deemed adjusted to reflect this provision; provided that the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reduction.
ARTICLE III.

CONDITIONS PRECEDENT TO LOANS
Section 3.1.    Conditions to Effectiveness    . The obligations of the Lenders (including the Swingline Lender) to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):
(a)    The Administrative Agent shall have received payment of all reasonable and documented fees, out-of-pocket expenses and other amounts due and payable on or prior to the Closing Date, including, without limitation, reimbursement or payment of all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Sole Lead Arranger and their Affiliates (including without limitation, reasonable and documented out-of-pocket fees and disbursements of one external counsel and to the extent reasonably necessary of a single local counsel to the Administrative Agent in each appropriate jurisdiction (which may, if reasonably necessary, include a single special counsel acting in multiple jurisdictions) required to be reimbursed or paid by the Borrowers hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Sole Lead Arranger.
(b)    The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance reasonably satisfactory to the Administrative Agent:
(i)    a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii)    a certificate of the Secretary or Assistant Secretary of each Loan Party in the form of Exhibit 3.1(b)(ii), attaching and certifying copies of its bylaws, or partnership agreement or limited liability company agreement, and of the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;
(iii)    certified copies of the articles or certificate of incorporation, certificate of organization, formation or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation, except to the extent that failure to do be qualified in such foreign jurisdiction could not reasonably be expected to have a Material Adverse Effect;
(iv)    a favorable written opinion of Willkie Farr & Gallagher LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders as of the Closing Date, in customary form;
(v)    a certificate in the form of Exhibit 3.1(b)(v), dated the Closing Date and signed by a Responsible Officer, certifying that after giving effect to the funding any initial Revolving Borrowing, (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects and (z) since the date of the financial statements of the Borrowers described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;
(vi)    if requested by the Administrative Agent, a duly executed funds disbursement agreement;
(vii)    certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;
(viii)    a duly completed and executed Compliance Certificate, including calculations of the financial covenants set forth in Article VI hereof as of March 31, 2015, calculated on a pro forma basis as if any initial Revolving Borrowing had been funded as of the first day of the relevant period for testing compliance (and setting forth in reasonable detail such calculations);
(ix)    a certificate, dated the Closing Date and signed by the chief executive officer, chief financial officer or treasurer of each Loan Party (or of the managing member of such Loan Party), confirming that the Loan Parties, on a consolidated basis, are Solvent before and after giving effect to the funding of any initial Revolving Borrowing and the consummation of the transactions contemplated to occur on the Closing Date;

(x)    the Guaranty Agreement duly executed by each Guarantor;
(xi)    with respect to Indebtedness not permitted to be outstanding pursuant to Section 7.1 or Liens not permitted to be outstanding pursuant to Section 7.2, copies of duly executed payoff letters, in form and substance reasonably satisfactory to the Administrative Agent, executed by each of the existing lenders or the administrative agent thereof, together with (a) UCC‑3 or other appropriate termination statements, in form and substance reasonably satisfactory to the Administrative Agent, releasing all liens of the existing lenders upon any of the personal property of the Borrowers and their Subsidiaries, (b) cancellations and releases, in form and substance reasonably satisfactory to the Administrative Agent, releasing all liens of the existing lenders upon any of the real property of the Borrowers and their Subsidiaries, and (c) any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the payoff of Indebtedness owed to the existing lenders;
(xii)    regulatory net capital of each Broker/Dealer Subsidiary in an amount equal to at least 125% of the amount required by Rule 17a-11(b) (pursuant to which an “early warning” notice of capital related problems is required by the SEC) for such Broker/Dealer Subsidiary; and
(xiii)    certified copies of all agreements, indentures or notes governing the terms of any Material Indebtedness (excluding any agreements governing any Permitted Funding Debt).
    Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved of, or accepted or been satisfied with, each document or other matter required thereunder to be consented to, or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 3.2.    Conditions to Each Credit Event    . The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions and, in the case of a Borrower of a Swingline Loan, subject to Section 2.26:
(a)    at the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall exist;
(b)    other than in the case of a conversion of a Eurodollar Borrower into a Base Rate Borrowing, at the time of and immediately after giving effect to such Borrowing, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects); and
(c)    the Borrower Agent shall have delivered the required Notice of Borrowing.
Section 3.3.    Each Borrowing shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in subsections (a), (b) and (c) of this Section.
Section 3.4.    Delivery of Documents    . All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory in all respects to the Administrative Agent.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES
Each Borrower represents and warrants to the Administrative Agent and each Lender as follows:
Section 4.1.    Existence; Power    . Cowen and each of its Subsidiaries (a) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted, and (c) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
Section 4.2.    Organizational Power; Authorization    . The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of such Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section 4.3.    Governmental Approvals; No Conflicts    . The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirement of Law applicable to any Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any Contractual Obligation of any Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by any Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of any Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents, except in each case, where such failure, violation or creation of a Lien, would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
Section 4.4.    Financial Statements    . The Borrower Agent has furnished to each Lender (a) the audited consolidated balance sheet of Cowen and its Subsidiaries as of December 31, 2014, and the related audited consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, prepared by Pricewaterhouse Coopers LLP and (b) the unaudited consolidated balance sheet of Cowen and its Subsidiaries as of March 31, 2015, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ended, certified by a Responsible Officer. Such financial statements fairly present the consolidated financial condition of Cowen and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (b). Since December 31, 2014, there have been no changes with respect to

Cowen and its Subsidiaries which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 4.5.    Litigation and Environmental Matters    .
(e)    No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of any Borrower, threatened in writing against or affecting Cowen or any of its Subsidiaries (i) that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.
(f)    Except for the matters that could not reasonably be expected to have a Material Adverse Effect, neither Cowen nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
Section 4.6.    Compliance with Laws and Agreements    . Cowen and each of its Subsidiaries is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except, in each case, where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 4.7.    Investment Company Act.     Neither Cowen nor any of their Subsidiaries is required to register as an "investment company" under (and as defined in) the Investment Company Act of 1940, as amended and in effect from time to time.
Section 4.8.    Taxes    . Cowen and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which Cowen or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of Cowen and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.
Section 4.9.    Margin Regulations    . None of the proceeds of any of the Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither Cowen nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.
Section 4.10.    ERISA    . Except as could not reasonably be expected to result in a Material Adverse Effect, (a) each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, (b) each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification), (c) no ERISA Event has occurred or, to the knowledge of the Borrowers, is reasonably expected to occur, (d) there exists no Unfunded Pension Liability with respect to any Title IV Plan, (e) neither Cowen, any of their Subsidiaries nor, to the knowledge of the Borrowers, any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan, (f) there are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrowers, threatened, which would reasonably be expected to be asserted successfully against any Plan, (g) Cowen, each of its Subsidiaries and, to the knowledge of the Borrowers, each ERISA Affiliate have made all contributions to or under each Title IV Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Title IV Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Title IV Plan or Multiemployer Plan, (h) no Title IV Plan has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA, (i) neither Cowen, any of its Subsidiaries nor, to the knowledge of any of the Borrowers, any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Title IV Plan subject to Section 4064(a) of ERISA to which it made contributions, (j) each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (k) all contributions required to be made with respect to a Non-U.S. Plan have been timely made, (l) neither Cowen nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan, and (m) the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of Cowen’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.
Section 4.11.    Ownership of Property; Insurance    .
(f)    Cowen and each of its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of Cowen referred to in Section 4.4 or purported to have been acquired by Cowen or any of its Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business or as otherwise permitted by this Agreement), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of Cowen and its Subsidiaries are valid and subsisting and are in full force.
(g)    Cowen and each of its Subsidiaries owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by Cowen and its Subsidiaries does not infringe on the rights of any other Person, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(h)    The properties of Cowen and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of any Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any Borrower or any applicable Subsidiary operates.
Section 4.12.    Disclosure    . Cowen and the Borrowers have disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which Cowen or any of its Subsidiaries is subject, and all other matters known to any of them, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No reports (including, without limitation, all reports that Cowen is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of Cowen or the Borrowers to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and forward looking information, Cowen and the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made; it being understood and agreed that such projections are as to future events and are not to be viewed as facts, such projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such projections may differ significantly from the project results, and that no assurance can be given that the projected results will be realized.
Section 4.13.    Labor Relations    . Except as could not reasonably be expected to result in a Material Adverse Effect, there are no strikes, lockouts or other material labor disputes or grievances against Cowen or any of its Subsidiaries, or, to any Borrower’s knowledge, threatened in writing against or affecting Cowen or any of its Subsidiaries, and no significant unfair labor practice charges or grievances are pending against Cowen or any of its Subsidiaries, or, to any Borrower’s knowledge, threatened against any of them before any Governmental Authority, except as such could not reasonably be expected to have a Material Adverse Effect. All payments due from Cowen or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of Cowen or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 4.14.    Subsidiaries    . Schedule 4.14 sets forth the name of, the ownership interest of the applicable Loan Party in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of each Borrower and the other Loan Parties and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.
Section 4.15.    Solvency    . After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, the Loan Parties, on a consolidated basis, are Solvent.
Section 4.16.    [Reserved]    .
Section 4.17.    [Reserved]     .
Section 4.18.    OFAC    . The Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrowers, their Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrowers, any Subsidiary or to the knowledge of the Borrowers or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrowers, any agent of the Borrowers or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.
Section 4.19.    Patriot Act    . Neither any Loan Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto. Neither any Loan Party nor any or its Subsidiaries is in violation in any material respect of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the applicable provisions of the Patriot Act. None of the Loan Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
ARTICLE V.

AFFIRMATIVE COVENANTS
Each Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation (other than contingent Obligations for which no claim has been asserted) remains unpaid or outstanding:
Section 5.1.    Financial Statements and Other Information    . The Borrower Agent will deliver to the Administrative Agent:
(f)    as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrowers, a copy of the annual audited report for such Fiscal Year for Cowen and its Subsidiaries, containing a consolidated balance sheet of Cowen and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of Cowen and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of Cowen and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
(g)    as soon as available and in any event within 45 days after the end of each Fiscal Quarter of Cowen, an unaudited consolidated balance sheet of Cowen and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of Cowen and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of Cowen’s previous Fiscal Year;
(h)    concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section (other than the financial statements for the fourth Fiscal Quarter of each Fiscal

Year delivered pursuant to subsection (b) of this Section), a Compliance Certificate signed by the principal executive officer, treasurer or the principal financial officer of the Borrower Agent or Cowen (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrowers have taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI, including without limitation, the amount of cash and Investments currently held by the Loan Parties, (iii) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, and (iv) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited financial statements of the Borrowers and their Subsidiaries, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;
(i)    [reserved];
(j)    [reserved];
(k)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by any Borrower to its shareholders generally, as the case may be; and
(l)    promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of any Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.
So long as Cowen is required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, the Borrower Agent may satisfy its obligation to deliver the financial statements referred to in clauses (a) and (b) above by (x) delivering such financial statements by electronic mail to such e-mail addresses as the Administrative Agent shall have provided to the Borrowers from time to time or (y) giving the Administrative Agent notice that copies of the Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, have been filed with the SEC and have been posted to the website sec.gov.
Section 5.2.    Notices of Material Events    . The Borrowers will furnish to the Administrative Agent prompt, and in any event with respect to clause (a) below within five (5) Business Days, written notice of the following:
(a)    the occurrence of any Default or Event of Default;
(b)    the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of any Borrower, affecting Cowen or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any event or any other development by which Cowen or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or

(iv) becomes aware of any basis for any Environmental Liability, in each case which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(d)    promptly and in any event within 15 days after (i) Cowen or any of its Subsidiaries knows or has reason to know that any ERISA Event has occurred that could reasonably be expected to result in a Material Adverse Effect, a certificate of the chief financial officer of the Borrower Agent describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by Cowen, such Subsidiary or, to the knowledge of the Borrowers, such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, and (ii) becoming aware (A) that there has been an increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (B) of the existence of any Withdrawal Liability, (C) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by Cowen, any of its Subsidiaries or any ERISA Affiliate, or (D) of the adoption of any amendment to a Title IV Plan which results in a material increase in contribution obligations of Cowen or any of its Subsidiaries, in the case of each of clauses (A) through (D) to the extent such occurrence or action could reasonably be expected to result in a Material Adverse Effect, a detailed written description thereof from the chief financial officer of the Borrower Agent;
(e)    [reserved];
(f)    the occurrence of any default or event of default, or the receipt by Cowen or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of Cowen or any of its Subsidiaries; and
(g)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto. Administrative Agent shall promptly deliver copies of any notice received pursuant this Section 5.2 to the Lenders.
Section 5.3.    Existence; Conduct of Business    . Cowen will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names, except for noncompliance that could not reasonably be expected to result in a Material Adverse Effect; provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.
Section 5.4.    Compliance with Laws.     Cowen will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA, OSHA, Investment Advisors Act and the Commodities Exchange Act, except for noncompliance that could not reasonably be expected to result in a Material Adverse Effect.
Section 5.5.    Payment of Taxes    . Each Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
Section 5.6.    Books and Records    . Each Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrowers in conformity with GAAP.
Section 5.7.    Visitation and Inspection.     Each Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its Responsible Officers, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower Agent; provided, that if an Event of Default has occurred and is continuing, no prior notice shall be required and each Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender to discuss its affairs, finances and accounts with its independent certified public accountants; provided, further, that the Administrative Agent and the Lenders, collectively, shall be limited to one visit and inspection per Fiscal Year unless an Event of Default has occurred and is continuing.
Section 5.8.    Maintenance of Properties; Insurance    . Each Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies, which are not Affiliates of any Borrower, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, and will, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Borrowers and their Subsidiaries in accordance with this Section.
Section 5.9.    Use of Proceeds    . Each Borrower will use the proceeds of all Loans to finance working capital needs, acquisitions and capital expenditures and for other general corporate purposes of the Borrowers and their Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X.

ARTICLE VI.

FINANCIAL COVENANTS
Each Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation (other than contingent Obligations for which no claim has been asserted) remains unpaid or outstanding:
Section 6.1.    Minimum Liquidity    . The Borrowers will maintain, and cause the Loan Parties to maintain, at all times (a) Investments held by the Loan Parties that can be converted into cash within ten

(10) days in the aggregate amount greater than or equal to 125% of the Aggregate Revolving Commitments and (b) in addition to any Investments that satisfy the conditions set forth in (a), Investments held by the Loan Parties in an aggregate amount greater than or equal to $125,000,000.
Section 6.2.    Consolidated Tangible Assets to Liabilities Ratio    . The Borrowers will maintain at all times a Consolidated Tangible Assets to Liabilities Ratio of not less than 1.4:1.0.
Section 6.3.    Fixed Charge Coverage Ratio    . The Borrowers will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending on September 30, 2015, a Fixed Charge Coverage Ratio of not less than 2.0:1.0.
ARTICLE VII.

NEGATIVE COVENANTS
Each Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation (other than contingent Obligations for which no claim has been asserted)remains outstanding:
Section 7.1.    Indebtedness and Preferred Equity.     Each Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(d)    Indebtedness created pursuant to the Loan Documents;
(e)    Indebtedness of the Borrowers and their Subsidiaries existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;
(f)    Indebtedness of the Borrowers or any of their Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvements), and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided, that the aggregate principal amount of such Indebtedness does not exceed $5,000,000 at any time outstanding;
(g)    Indebtedness of a Borrower owing to any other Borrower or any Subsidiary and of any Subsidiary owing to any Borrower or any other Subsidiary; provided that any such Indebtedness that is owed by a Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;
(h)    Guarantees by a Borrower of Indebtedness of any other Borrower or any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary; provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;

(i)    Acquired Indebtedness of any Subsidiary that is not a Borrower or a Guarantor; provided that after giving effect the incurrence of such Acquired Indebtedness on a pro forma basis, the Borrowers are in compliance with Section 6.1;
(j)    Indebtedness outstanding under the Senior Note Documents;
(k)    Hedging Obligations permitted by Section 7.10;
(l)    Permitted Funding Debt;
(m)    Indebtedness of any Subsidiary that is not a Guarantor arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of such Subsidiary pursuant to such agreements, in any case incurred in connection with the acquisition or disposition of any business, or assets or Capital Stock of a Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, or assets or Capital Stock of a Subsidiary for the purpose of financing such acquisition); provided, that the extent to which the maximum liability of such Subsidiaries in respect of all such Indebtedness in connection with any disposition exceeds the gross proceeds actually received by any such Subsidiary, including the fair market value of non-cash proceeds, shall not constitute Indebtedness permitted by this Section 7.1(j);
(n)    Indebtedness of a Borrower or any of their Subsidiaries constituting reimbursement obligations with respect to letters of credit issued for their account in the ordinary course of business with respect to trade payables relating to the purchase of property by such Persons and other letters of credit, surety, performance, appeal or similar bonds, banker’s acceptances, completion guarantees or similar instruments issued in the ordinary course of business of a Borrower or any Restricted Subsidiary, including letters of credit or similar instruments pursuant to health, disability and other employee benefits, property, casualty or liability insurance or self-insurance and workers’ compensation obligations; provided that, in each case, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 15 days following such drawing or incurrence; and provided, further, that such Indebtedness is not in connection with the borrowing of money or the obtaining of advances;
(o)    (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of the incurrence thereof and (ii) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business; and
(p)    other unsecured Indebtedness of the Borrowers or their Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.
Each Borrower will not, and will not permit any Subsidiary to, issue any Disqualified Stock.
Section 7.2.    Liens    . Each Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:
(g)    [reserved];
(h)    Permitted Encumbrances;

(i)    Liens on any property or asset of any Borrower or any of its Subsidiaries existing on the date hereof and set forth on Schedule 7.2; provided that such Liens shall not apply to any other property or asset of any Borrower or any Subsidiary;
(j)    purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) any such Lien secures Indebtedness permitted by Section 7.1(c), (ii) any such Lien attaches to such asset concurrently or within 180 days after the acquisition or the completion of the construction or improvements thereof, (iii) any such Lien does not extend to any other asset, and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
(k)    any Lien (x) existing on any asset of any Person at the time such Person becomes a Subsidiary of any Borrower, (y) existing on any asset of any Person at the time such Person is merged with or into any Borrower or any of its Subsidiaries, or (z) existing on any asset prior to the acquisition thereof by any Borrower or any of its Subsidiaries; provided that any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;
(l)    any Lien arising in connection with Permitted Funding Debt; provided, such Liens do not extend to or cover any property or assets other than the securities that related to the Permitted Funding Debt transaction;
(m)    Banker’s Liens, rights of set off and similar Liens with respect to cash and Permitted Investments on deposit in one or more bank or prime broker accounts in the ordinary course of business;
(n)    Liens securing Hedging Obligations permitted under this Agreement or clearing, depository, regulated exchange or settlement activities in respect thereof; and
(o)    extensions, renewals, or replacements of any Lien referred to in subsections (b) through (e) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.
Section 7.3.    Fundamental Changes    .
(d)    Each Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that (i) asset sales permitted by Section 7.6 shall be permitted and (ii) if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (A) any Borrower or any Subsidiary may merge with a Person if such Borrower (or such Subsidiary if any Borrower is not a party to such merger) is the surviving Person, (B) any Subsidiary may merge into another Subsidiary, provided that if any party to such merger is a Guarantor, the Guarantor shall be the surviving Person, (C) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any Borrower or to a Guarantor, and (D) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders; provided, further, that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.
(e)    Each Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date hereof and businesses reasonably related, ancillary or incidental thereto and reasonable extensions thereof.
Section 7.4.    Investments, Loans.     Each Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:
(a)    Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);
(b)    Permitted Investments;
(c)    Guarantees by the Borrowers and their Subsidiaries constituting Indebtedness permitted by Section 7.1; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Guarantors that is Guaranteed by any Loan Party shall be subject to the limitation set forth in subsection (d) of this Section;
(d)    Investments made by any Borrower in or to any other Borrower or any Subsidiary, and by any Subsidiary to any Borrower or in or to another Subsidiary; provided that, with respect to any Investments by any Loan Party in or to (or any Guarantees by any Loan Party of Indebtedness of) any Subsidiary that is not a Loan Party, after giving effect to any such Investment on a pro forma basis, the Borrowers shall be in compliance with Section 6.1;
(e)    loans or advances to employees, officers or directors of any Borrower or any of its Subsidiaries in the ordinary course of business for travel, relocation and related expenses; provided that the aggregate amount of all such loans and advances does not exceed $1,000,000 at any time outstanding;
(f)    Hedging Transactions permitted by Section 7.10; and
(g)    other Investments which in the aggregate do not exceed $2,500,000 in any Fiscal Year.
Section 7.5.    Restricted Payments    . Each Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except: (a) dividends payable by any Borrower solely in interests of any class of its common equity, (b) Restricted Payments made by any Subsidiary to any Borrower or to another Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrowers and other wholly owned Subsidiaries of the Borrowers, (c) any other Restricted Payments; provided, that (i) no Default or Event of Default shall have occurred and be continuing at the time such Restricted Payment is made and

(ii) after giving effect to any such Restricted Payment on a pro forma basis, the Borrowers are in compliance with Section 6.1, Section 6.2 and Section 6.3; and (d) Permitted Tax Distributions.
Section 7.6.    Sale of Assets    . Each Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets, business or property or, in the case of any Subsidiary, any shares of such Subsidiary’s Capital Stock, in each case whether now owned or hereafter acquired, to any Person other than any Borrower or any other Loan Party (or to qualify directors if required by applicable law), except:
(a)    the sale or other disposition of obsolete or worn out property or, for fair market value, other property not necessary for operations disposed of in the ordinary course of business;
(b)    the sale of inventory, securities and Permitted Investments in the ordinary course of business;
(c)    sales of assets arising in connection with any Permitted Funding Debt; and
(d)    the sale or other disposition of such assets as long as after giving effect to such sale or other disposition on a pro forma basis, the Borrowers are in compliance with Section 6.1.
Section 7.7.    Transactions with Affiliates    . Each Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions in each case with a value in excess of $5,000,000 with any of its Affiliates, except: (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; (b) transactions between or among Loan Parties not involving any other Affiliates; (c) the payment of reasonable and customary fees, expenses and indemnities to members of the board of directors; (d) customary employee compensation (including severance) arrangements; (e) transactions permitted pursuant to this Agreement and (f) payments by Borrowers and their Subsidiaries pursuant to tax sharing agreements by or among Cowen, Borrowers and their Subsidiaries (or any combination thereof).
Section 7.8.    Restrictive Agreements    . Each Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of such Borrower or any of its Subsidiaries to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to any Borrower or any other Subsidiary thereof, to Guarantee Indebtedness of any Borrower or any other Subsidiary thereof or to transfer any of its property or assets to any Borrower or any other Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement, any other Loan Document or the Senior Note Documents, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of assets or the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to such assets or the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof.

Section 7.9.    Sale and Leaseback Transactions    . Each Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (each, a “Sale/Leaseback Transaction”), unless at the time such Sale/Leaseback Transaction is entered into (a) no Default or Event of Default has occurred and is continuing, (b) after giving pro forma effect to such Sale/

Leaseback Transaction, the Borrowers and their Subsidiaries are in compliance with the financial covenants set forth in Article VI and (c) the Borrower Agent has delivered a certificate to the Lenders certifying the conditions set forth in clauses (a) and (b) and setting forth in reasonable detail calculations demonstrating pro forma compliance with the financial covenants set forth in Article VI.
Section 7.10.    Hedging Transactions    . Each Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which any Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, each Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which any Borrower or any of its Subsidiaries is or may become obliged to make any payment (a) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (b) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.
Section 7.11.    Amendment to Material Documents    . Each Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights in a manner materially adverse to the Lenders or the Borrowers under its certificate of incorporation, bylaws or other organizational documents.
Section 7.12.    Accounting Changes    . Each Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrowers or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrowers.
Section 7.13.    Government Regulation    . Each Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to any Borrower or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318.
ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.1.    Events of Default    . If any of the following events (each, an “Event of Default”) shall occur:
(p)    any Borrower shall fail to pay any principal of any Loan, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
(q)    any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under subsection (a) of this Section or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or
(r)    any representation or warranty made or deemed made by or on behalf of any Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or
(s)    any Borrower shall fail to observe or perform any covenant or agreement contained in (a) Section 5.1, 5.2 and such failure shall remain unremedied for 3 Business Days or (b) Section 5.3 (solely with respect to any Borrower’s legal existence) or Article VI or VII; or
(t)    any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b) and (d) of this Section) or any other Loan Document or related to any Bank Product Obligation, and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer of any Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to any Borrower by the Administrative Agent or any Lender; or
(u)    [Reserved]; or
(v)    Cowen or any of its Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or
(w)    Cowen or any of its Significant Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal,

state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this subsection, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for Cowen or any such Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
(x)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Cowen or any of its Significant Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for Cowen or any of its Significant Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
(y)    Cowen or any of its Significant Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
(z)    (i) an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect, or (iii) there is or arises any Withdrawal Liability that could reasonably be expected to result in a Material Adverse Effect; or
(aa)    any judgment or order for the payment of money in excess of $10,000,000 in the aggregate (except to the extent covered by insurance as to which the insurer has not disputed coverage) shall be rendered against any Borrower or any of its Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(bb)    any non-monetary judgment or order shall be rendered against any Borrower or any of its Subsidiaries that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(cc)    a Change in Control shall occur or exist; or
(dd)    any provision of the Guaranty Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Guaranty Agreement;
then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower Agent, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by any Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.
ARTICLE IX.

THE ADMINISTRATIVE AGENT
Section 9.1.    Appointment of the Administrative Agent    . Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
Section 9.2.    Nature of Duties of Administrative Agent    . The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower Agent or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrowers) concerning all matters pertaining to such duties.
Section 9.3.    Lack of Reliance on the Administrative Agent    . Each of the Lenders and the Swingline Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and the Swingline Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.
Section 9.4.    Certain Rights of the Administrative Agent    . If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
Section 9.5.    Reliance by the Administrative Agent    . The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
Section 9.6.    The Administrative Agent in its Individual Capacity    . The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or any Subsidiary or Affiliate of any Borrower as if it were not the Administrative Agent hereunder.
Section 9.7.    Successor Administrative Agent    .
(g)    The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower Agent. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower Agent provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.
(h)    Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.
(i)    In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrowers to comply with Section 2.26(a), then the Swingline Lender may, upon prior written notice to the Borrower Agent and the Administrative Agent, resign as Swingline Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).
Section 9.8.    Withholding Tax    .
(a)    To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
(b)    Without duplication of any indemnity provided under subsection (a) of this Section, each Lender shall also indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.
Section 9.9.    Administrative Agent May File Proofs of Claim    .
(b)    (i) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
(c)    Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 9.10.    Authorization to Execute Other Loan Documents    . Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.
ARTICLE X.

MISCELLANEOUS
Section 10.1.    Notices    .
(h)    Written Notices.

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
To the Borrowers:        Ramius LLC
599 Lexington Avenue
New York, New York 10022
Attention: Edward Zilnicki
                Telecopy Number: (212) 201-4840
And
Attention: Owen Littman
Telecopy Number: (212) 201-4840

With a copy to:    Willkie Farr & Gallagher LLP
    787 Seventh Avenue
    New York, New York 10019
    Attention: Leslie M. Mazza
    Telecopy Number: (212) 728-9245

To the Administrative Agent:    SunTrust Bank
                3333 Peachtree Road
                                                    Atlanta, Georgia 30326
Attention: Hays Wood
Telecopy Number: (404-439-7387)

With a copy to:    SunTrust Bank
    Agency Services
    303 Peachtree Street, N.E. / 25th Floor
    Atlanta, Georgia 30308
    Attention: Doug Weltz
    Telecopy Number: (404) 495-2170
and
King & Spalding LLP
    100 N. Tryon St., Suite 3900
Charlotte, NC 28202
    Attention: Justin M. Riess
    Telecopy Number: (704) 503-2600
To the Swingline Lender:    SunTrust Bank
    Agency Services
    303 Peachtree Street, N.E. / 25th Floor
    Atlanta, Georgia 30308
    Attention: Doug Weltz
    Telecopy Number: (404) 495-2170
To any other Lender:    the address set forth in the Administrative Questionnaire     or the Assignment and Acceptance executed by such     Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by telecopy, upon transmittal in legible form by facsimile machine or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided that notices delivered to the Administrative Agent or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section.
(ii)    Any agreement of the Administrative Agent or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower Agent. The Administrative Agent and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower Agent to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Borrowers or other Person on account of any action taken or not taken by the Administrative Agent or any Lender in reliance upon such telephonic or facsimile notice, except in the case of gross negligence or willful misconduct. The obligation of the Borrowers to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent and such Lender to be contained in any such telephonic or facsimile notice.
(i)    Electronic Communications.
(i)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II unless such Lender and the Administrative Agent have agreed to receive notices under any Section thereof by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(ii)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(j)    Certification of Public Information. Each Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to Section 5.1 or Section 5.2 otherwise are being distributed through Syndtrak, Intralinks or any other Internet or intranet website or other information platform (the “Platform”), any document or notice that any Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Each Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of any Borrower which is suitable to make available to Public Lenders. If the Borrowers have not indicated whether a document or notice delivered pursuant to Section 5.1 or Section 5.2 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Non-Public Information.
(k)    Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including Unites States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to any Borrower, its Affiliates or any of their securities or loans for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself not to access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) no Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents
Section 10.2.    Waiver; Amendments    .
(b)    No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between any Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.
(c)    No amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letter), nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrowers and the Required Lenders, or the Borrowers and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:
(i)     increase the Commitment of any Lender without the written consent of such Lender;

(ii)     reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;
(iii)     postpone the date fixed for any payment of any principal of, or interest on, any Loan or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby;
(iv)     change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;
(v)     change any of the provisions of this subsection (b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;
(vi)     release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations, without the written consent of each Lender; or
(vii)     release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender;
provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent or the Swingline Lender without the prior written consent of such Person.
(d)    Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender).
(e)    Notwithstanding anything to the contrary herein, this Agreement may be amended (or amended and restated) without the consent of any Lender (but with the consent of the Borrowers and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.
(f)    Notwithstanding anything to the contrary herein, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Borrowers and the other Loan Parties (i) to add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Credit Exposure and any Incremental Facility and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required

Lenders and (ii) to change, modify or alter Section 2.21(b) or (c) or any other provision hereof relating to pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in subsection (d), (e)(i) or (f) of this Section.
(g)    Notwithstanding anything to the contrary herein:
(i)    The Borrowers may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of any Class to make one or more amendments or modifications to (A) allow the maturity and scheduled amortization of the Loans of the accepting Lenders to be extended and (B) increase the Applicable Margin, Applicable Percentage or other fees payable with respect to the Loans and Commitments of the accepting Lenders (each, a “Permitted Amendment”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrowers. Such notice shall set forth (x) the terms and conditions of the requested Permitted Amendment and (y) the date on which such Permitted Amendment is requested to become effective. A Permitted Amendment shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made. Each Borrower, each Loan Party and each Accepting Lender shall execute and deliver to the Administrative Agent a modification agreement (a “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of such Permitted Amendment and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made.
(ii)    Any amendment or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by any Loan Party therefrom, that by its express terms amends or modifies the rights or duties under this Agreement or such other Loan Document of one or more Classes of Lenders (but not of one or more other Classes of Lenders) may be effected by an agreement or agreements in writing signed by the Borrowers or the applicable Loan Party, as the case may be, and the requisite percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if all such affected Classes of Lenders were the only Lenders hereunder at the time.
Section 10.3.    Expenses; Indemnification    .
(e)    The Borrowers shall pay (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel for the Administrative Agent and its Affiliates and to the extent reasonably necessary of a single local counsel to the Administrative Agent and its Affiliates in each appropriate jurisdiction (which may, if reasonably necessary, include a single special counsel acting in multiple jurisdictions) and (ii) all reasonable and documented out-of-pocket costs and expenses (including, without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of outside counsel) incurred by the Administrative Agent and the Lenders and to the extent reasonably necessary of a single local counsel to the Administrative Agent and the Lenders in each appropriate jurisdiction (which may, if reasonably necessary, include a single special counsel acting in multiple jurisdictions) and in the event of an actual or perceived conflict of interest, of additional counsel to the affected parties, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(f)    The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are (i) determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) a claim brought by any Borrower or any other Loan Party against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document or (ii) arising from any claim, litigation, investigation or proceeding that does not involve an act or omission by Cowen or any of its Affiliates and that is brought by an Indemnitee against another Indemnitee (other than a claim, litigation, investigation or proceeding against a party hereto in its capacity or in fulfilling its role as an Administrative Agent, arranger or similar role under this Agreement). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through any Platform, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.
(g)    To the extent that the Borrowers fail to pay any amount required to be paid to the Administrative Agent or the Swingline Lender under subsection (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent or the Swingline Lender, as the case may be, such Lender’s pro rata share (in accordance with its respective Revolving Commitment (or Revolving Credit Exposure, as applicable) determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Swingline Lender in its capacity as such.

(h)    To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.
(i)    All amounts due under this Section shall be payable promptly after written demand therefor.
Section 10.4.    Successors and Assigns    .
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)     Minimum Amounts.
(A)     in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)     in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000 with respect to Revolving Loans and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Agent otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)     Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned, except that this subsection (b)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis.
(iii)     Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)     the consent of the Borrower Agent (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender;
(B)     [Reserved]; and
(C)     the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.
(iv)     Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500 (to be paid by either the assignee or assignor under such Assignment and Acceptance), (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20(f).
(v)     No Assignment to any Borrower. No such assignment shall be made to any Borrower or any of the Borrowers’ Affiliates or Subsidiaries.
(vi)     No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. If the consent of the Borrower Agent to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower Agent shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after notice thereof has actually been received by the Borrower Agent from the assigning Lender (through the Administrative Agent).
(c)    The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrowers’ agent solely for tax purposes and solely with respect to the actions described in this Section, and each Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.
(d)    Any Lender may at any time, without the consent of, or notice to, the Borrowers, the Administrative Agent or the Swingline Lender, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)), any Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder; (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment; (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 10.2(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.24 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.21 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(e)    A Participant shall not be entitled to receive any greater payment under Sections 2.18 and 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Agent’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.20 unless the Borrower Agent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.20(f) and (g) as though it were a Lender.
(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 10.5.    Governing Law; Jurisdiction; Consent to Service of Process    .
(i)    This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law of the State of New York.
(j)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(k)    Each party hereto irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(l)    Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
Section 10.6.    WAIVER OF JURY TRIAL    . EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.7.    Right of Set-off    . In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrowers, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of such Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of such Borrower against any and all Obligations held by such Lender irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent and the Borrower Agent after any such set-off and any application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by any Borrower and any of its Subsidiaries to such Lender.
Section 10.8.    Counterparts; Integration    . This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.
Section 10.9.    Survival    . All covenants, agreements, representations and warranties made by each Borrower herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof.
Section 10.10.    Severability    . Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.11.    Confidentiality    . Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of any non-public information relating to any Borrower or any of its Subsidiaries or any of their respective businesses, except that such information may be disclosed to (a) any other Lenders or bona fide participants, bona fide hedging counterparties or bona fide prospective Lenders or participants or hedging counterparties, who have agreed to be bound by confidentiality and use restrictions substantially similar to those set forth herein, (b) as required by law or governmental authority (in which case the Administrative Agent or the applicable Lender agrees to inform the Borrower Representative promptly thereof to the extent practicable and permitted by law, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), (c) to any Related Party of the Administrative Agent or any such Lender including such Persons respective officers, directors, employees, agents, accountants, advisors, controlling persons and legal counsel, in each case, to the extent directly involved in the transactions contemplated hereby and on a confidential basis, (d) to the extent such information becomes publicly available other than by reason of disclosure by the Administrative Agent, a Lender or any of their respective Affiliates in breach of this Agreement, (e) to the extent that such information is received by the Administrative Agent or a Lender from a third party that is not, to the knowledge of the Administrative Agent or such Lender, subject to confidentiality obligations owing to the Borrowers, their Subsidiaries or any Affiliate thereof, (f) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (g) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, or (h) with the prior written consent of the Borrower Agent. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.
Section 10.12.    Interest Rate Limitation    . Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.
Section 10.13.    Waiver of Effect of Corporate Seal    . Each Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by such Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
Section 10.14.    Patriot Act    . The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.
Section 10.15.    No Advisory or Fiduciary Responsibility    . In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement  provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between  each Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of each Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) each Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and  by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to any Borrower, any other Loan Party or any of their Affiliates  with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii)  the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to  any Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of each Borrower and the other Loan Parties hereby waives and releases  any claims that it may have against  the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.16.    Location of Closing    . Each Lender acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036. Each Loan Party acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to the Administrative Agent, c/o King & Spalding

LLP, 1185 Avenue of the Americas, New York, New York 10036. All parties agree that the closing of the transactions contemplated by this Agreement has occurred in New York.
Section 10.17.    Joint and Several. (a) All Obligations shall constitute joint and several obligations of the Borrowers.
(b)    Each of the Borrowers expressly represents and acknowledges that it is part of a common enterprise with the other Borrowers and that any financial accommodations by the Administrative Agent and the other Lenders to any other Borrower hereunder and under the Loan Documents are and will be of direct and indirect interest, benefit and advantage to the Borrowers. The Borrowers acknowledge that any Notice of Borrowing or other notice or request given by the Borrower Agent to the Administrative Agent or any Lender shall bind the Borrowers, and that any notice given by the Administrative Agent or any Lender to the Borrower Agent shall be effective with respect to all of the Borrowers. Each of the Borrowers acknowledges and agrees that the Borrowers shall be liable, on a joint and several basis, for all of the Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any of the Loans or other extensions of credit or the amount of such Loans received or the manner in which the Administrative Agent or any Lender, accounts among the Borrowers for such Loans or other extensions of credit on its books and records, and further acknowledges and agrees that Loans and other extensions of credit to the Borrowers inure to the mutual benefit of all of the Borrowers and that the Administrative Agent and the Lenders are relying on the joint and several liability of the Borrowers in extending the Loans and other financial accommodations hereunder.
(c)    In the event any Borrower (a “Funding Borrower”) shall make any payment or payments under this Agreement or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations hereunder, such Funding Borrower shall have the right to seek contribution payments from each other Borrower (each, a “Contributing Borrower”) to the extent permitted by applicable law. Nothing in this Section 10.17(c) shall affect any Borrower’s joint and several liability to the Lenders, the Bank Product Providers and the Lender-Related Hedge Providers for the entire amount of its Obligations.
(d)    Until the payment in full of the Obligations, each Borrower covenants and agrees that its right to receive any contribution hereunder from a Contributing Borrower shall be subordinate and junior in right of payment to all Obligations of the Borrowers to the Lenders hereunder. No Borrower will exercise any rights that it may acquire by way of subrogation hereunder or under any Loan Document or at law by any payment made hereunder or otherwise, nor shall any Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower in respect of payments made by such Borrower hereunder or under any Loan Document, until all amounts owing to the Lenders on account of the Obligations are paid in full in cash. If any amounts shall be paid to any Borrower on account of such subrogation or contribution rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Borrower in trust for the Lenders segregated from other funds of such Borrower, and shall, forthwith upon receipt by such Borrower, be turned over to the Administrative Agent in the exact form received by such Borrower (duly endorsed by such Borrower to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, as provided for herein.
Section 10.18.    Borrower Agent. Ramius LLC (“Borrower Agent”) hereby (i) is designated and appointed by each Borrower as its representative and agent on its behalf and (ii) accepts such appointment as the Borrower Agent, in each case, for the purposes of issuing Notices of Borrowings, delivering certificates, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower, the Borrowers, any Loan Party or the Loan Parties under the Loan Documents. Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Agent as a notice or communication from all Loan Parties. Each warranty, covenant, agreement and undertaking made on behalf of a Loan Party by the Borrower Agent shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if the same had been made directly by such Loan Party.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COWEN FINANCE HOLDINGS LLC

By: /s/ Stephen Lasota
Name: Stephen Lasota
Title: Chief Financial Officer

COWEN STRUCTURED HOLDINGS LLC

By: /s/ Stephen Lasota
Name: Stephen Lasota
Title: Chief Financial Officer

RCG LV PEARL, LLC

By: /s/ Stephen Lasota
Name: Stephen Lasota
Title: Chief Financial Officer

RAMIUS LLC

By: /s/ Stephen Lasota
Name: Stephen Lasota
Title: Chief Financial Officer

SUNTRUST BANK
as the Administrative Agent, as the Swingline Lender and as a Lender

By: /s/ David Fournier
Name: David Fournier
Title: Director

SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT

NOMURA CORPORATE FUNDING AMERICAS LLC, as a Lender

By: /s/ Andrew Keith
Name: Andrew Keith
Title: Executive Director

SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT

SCHEDULE I

COMMITMENT AMOUNTS

Lender	Revolving Commitment Amount
SunTrust Bank	$15,000,000
Nomura Corporate Funding Americas, LLC	$10,000,000

SCHEDULE 4.14

SUBSIDIARIES

SCHEDULE 7.1

EXISTING INDEBTEDNESS

SCHEDULE 7.2

EXISTING LIENS

SCHEDULE 7.4

EXISTING INVESTMENTS